Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

CP Exploration II, llc

and

PETROCAP CPX, LLC

as Seller,

and

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

as Buyer

EXECUTED ON March 3, 2017

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into this 3rd day of March, 2017 (the “Execution Date”), between CP Exploration II, LLC, a Delaware limited liability company (“CPX”), and PetroCap CPX, LLC, a Texas limited liability company (“PetroCap” and together with CPX, collectively, “Seller” and each, individually, a “Seller Party”), and Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Buyer”).  Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

W I T N E S S E T H:

Article I
Definitions and References

Section 1.1Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

“AAA” has the meaning assigned to such term in Section 16.1(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocated Amount” means the portion of the Base Purchase Price allocated to each Property by Buyer as set forth on Exhibit D.

“Allocation Schedule” has the meaning assigned to such term in Section 3.3.

“Applicable Contracts” means all Contracts to which Seller or its Affiliates is a party or is bound relating to any of the Properties and (in each case) that will be binding on Buyer after the Closing, including, without limitation: joint operating agreements; communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Properties.

“Applicable Environmental Laws” mean all applicable Laws by which the Properties are bound and which are pertaining or relating to (a) pollution or pollution control, (b) the protection of public health, wildlife, natural resources or the environment, and (c) the management, presence, transport, storage, disposal or release of waste materials and/or Hazardous Substances, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended and comparable state and local laws.

“Applicable Permits” means all Permits to which Seller or its Affiliates (including CPX Operating), is a party relating to any of the Properties that are fully assignable to Buyer at Closing without payment of fees or other penalties (unless Buyer pays such fees and/or penalties), but exclusive of any Permits relating to the Excluded Properties.

“Arbitration Notice” has the meaning assigned to such term in Section 16.1(a).

“Arbitration Panel” has the meaning assigned to such term in Section 16.1(b).

“Asserted Defects” mean Asserted Title Defects and Asserted Environmental Defects, collectively.

“Asserted Environmental Defects” has the meaning assigned to such term in Section 7.1.

“Asserted Title Defects” has the meaning assigned to such term in Section 7.1.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Base Purchase Price” has the meaning assigned to such term in Section 3.1.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by Law to close.

“Buyer” has the meaning assigned to such term in the preamble.

“Buyer’s Indemnified Claim” and “Buyer’s Indemnified Claims” have the meanings assigned to such terms in Section 12.2.

“Buyer Indemnified Parties” means Buyer and its partners, members and Affiliates and all their directors, officers, employees, attorneys, contractors and agents.

“Closing” and “Closing Date” have the meanings assigned to such terms in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition of the Properties” has the meaning assigned to such term in Section 12.1(c).

“Confidential Information” has the meaning assigned to such term in Section 2.1(i).

“Consents” has the meaning assigned to such term in Section 4.1(j).

“Contract” means any written or oral contract or agreement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Oil and Gas Properties or any real or immovable property related to or used in connection with the operations of any Properties.

“Conveyance” has the meaning assigned to such term in Section 9.2(a).

“CPX” has the meaning assigned to such term in the preamble.

“CPX Operating” means CPX II Operating, LLC, a Delaware limited liability company.

“Cure Period” has the meaning assigned to such term in Section 7.4(a).

“Debt Financing Commitment” means the executed commitment letter, dated as of the date hereof, by and among Buyer and lenders party thereto, including all exhibits, schedules, annexes and amendments thereto.

“Debt Financing Sources” means the financing sources party to the Debt Financing Commitment and any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing.

“Defect” has the meaning assigned to such term in Section 7.2.

“Defect Amount” has the meaning assigned to such term in Section 7.5.

“Defect Arbitrator” has the meaning assigned to such term in Section 7.8.

“Defect Deadline” has the meaning assigned to such term in Section 7.1.

“Defect Notice” has the meaning assigned to such term in Section 7.1.

“Deposit” has the meaning assigned to such term in Section 3.2.

“Dispute Notice” has the meaning assigned to such term in Section 11.3.

“Easements” has the meaning assigned to such term in Section 2.1(h).

“Effective Date” has the meaning assigned to such term in Section 9.2(a).

“Environmental Defect Amount” has the meaning assigned to such term in Section 7.7(b).

“Environmental Defect Deductible” has the meaning assigned to such term in Section 7.7(b).

“Environmental Defects” has the meaning assigned to such term in Section 7.2(f).

“Escrow Account” has the meaning assigned to such term in Section 3.2.

“Escrow Agent” has the meaning assigned to such term in Section 3.2.

“Escrow Agreement” has the meaning assigned to such term in Section 3.2.

“Excluded Liens” has the meaning assigned to such term in Section 7.2(b).

“Excluded Properties” has the meaning assigned to such term in Section 2.2.

“Execution Date” has the meaning assigned to such term in the preamble.

“Farmout Agreement” means that certain Amended and Restated Farmout and Joint Development Agreement dated effective as of August 1, 2015, by and among ConocoPhillips Company, a Delaware corporation, CPX and PetroCap, as amended.

“Fee Properties” has the meaning assigned to such term in Section 2.1(g).

“Final Settlement Statement” has the meaning assigned to such term in Section 11.3.

“Fraud” means, with respect to Seller, a false statement of a material fact: (a) made by an individual identified in the definition of “Seller’s Knowledge,” (b) with the actual and present knowledge on the part of such individual that the statement is untrue, (c) with actual and deliberate intent on the part of such individual to deceive the person (victim) that is claiming fraud, (d) where the person (victim) justifiably relied on such false statement, and (e) where the person (victim) suffered actual injury as a direct result of such false statement.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1(a) (Organization and Qualification), Section 4.1(b) (Due Authorization), Section 4.1(c) (Approvals), Section 4.1(d) (Valid, Binding and Enforceable), Section 4.1(i) (Payment of Expenses), Section 4.1(m) (No Bankruptcy; Insolvency) and Section 4.1(y) (Brokerage Fees and Commissions).

“Governmental Authority” or “Governmental Authorities” mean any federal, state or local government or any court of competent jurisdiction, or any regulatory or administrative agency, commission, department, board with jurisdiction or Taxing Authority over any of the Properties.

“Hard Consent” has the meaning assigned to such term in Section 6.5(b).

“Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Applicable Environmental Law.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Income Taxes” means any income, franchise and similar Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.3.

“Law” or “Laws” mean any applicable statute, law (including common law), rule, regulation, ordinance, order, injunction, decree or judgment by any Governmental Authority.

“Leases” has the meaning assigned to such term in Section 2.1(a).

“Like-Kind Exchange” has the meaning assigned to such term in Section 17.17.

“Material Contracts” has the meaning assigned to such term in Section 4.1(f).

“Net Mineral Acres” means, solely with respect to each Lease, the product of (a) the gross acres included in such Lease, (b) the lessor’s percentage ownership of the oil, gas and other minerals beneath such Lease, and (c) Seller’s undivided percentage ownership of such Lease. By way of example, if Seller owns a one hundred percent (100%) interest in a Lease that covers 100 gross acres, and the lessor of such lease owns an undivided twenty percent (20%) of the lands covered by such lease, then the calculation described herein would yield a result of twenty (20) Net Mineral Acres.

“Net Revenue Interest” shall mean, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well after giving effect to all Royalties, carried interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Oil and Gas Property” and “Oil and Gas Properties” have the meanings assigned to such terms in Section 2.1.

“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.

“Permit” means any credit, permit, license, approval, waiver, or similar qualification or authorization issued or given by any Governmental Authority.

“Permitted Encumbrances” has the meaning assigned to such term in Section 7.3.

“PetroCap” has the meaning assigned to such term in the preamble.

“Preferential Rights” has the meaning assigned to such term in Section 4.1(j).

“Privileged Information” has the meaning assigned to such term in Section 2.1(i).

“Properties” has the meaning assigned to such term in Section 2.1.

“Property Expenses” means all operating and capital costs and expenses (including, without limitation, rentals, Royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead costs charged to the Properties under applicable operating agreements, as allowable under applicable accounting procedures) incurred in connection with the ownership or operation of the Properties, and excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes.

“Purchase Price” has the meaning assigned to such term in Section 3.1.

“Records” has the meaning assigned to such term in Section 2.1(i).

“Remediate” means the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Applicable Environmental Laws to correct or remove material violations of Applicable Environmental Laws in the most cost effective manner reasonably available, consistent with requirements of Applicable Environmental Laws, taking into account that nonpermanent remedies (such as, by way of example, but not by limitation or similarity, mechanisms to contain or stabilize hazardous substances or materials, including monitoring site conditions, natural attenuation, risk-based corrective action, dikes, encapsulation, leachate collection system, etc.) that may be the most cost effective manner reasonably available.

“Retained Obligations” means all costs, obligations and liabilities related to (a) the mispayment or non-payment of Royalties payable out of Seller’s share of production of Hydrocarbons from the Oil and Gas Properties during the Seller Ownership Period, but prior to the Effective Date, but only to the extent that Buyer has provided Sellers with a timely notice in accordance with Section 12.3 prior to the date that is twelve (12) months following the Closing, (b) any contamination or condition that is a result of any off-site disposal by either Seller of any Hazardous Substances produced from any of the Properties on, in or below any properties not included in the Properties that occurs prior to the Closing, for which, and to the extent, that remediation of such contamination or condition is required by any Applicable Environmental Law; in each case, only to the extent that Buyer has provided Seller with a timely Claim Notice in accordance with Section 12.3 prior to the date that is twelve (12) months following the Closing, (c) any liability of Seller, or otherwise imposed on the Properties in respect of any Tax, including without limitation, any liability of Seller for the Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding any Taxes that are specifically allocated to the Buyer pursuant to Article XV, (d) any expenses for which Seller is responsible pursuant to Article XI, but only to the extent that Buyer has provided Seller with a timely claim notice in accordance with Section 12.3 prior to the date that is twelve (12) months following the Closing, (e) obligations with respect to the period prior to Closing and payable to any Affiliate of a Seller, (f) the Excluded Properties, (g) Seller’s or its Affiliates’ employment relationship with the employees of Seller or its Affiliates, or Seller’s or its Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974, as amended, applicable to such employees; and (h) the payment or improper payment or distribution by Seller of suspense revenues prior to the Effective Time, but only to the extent that Buyer has provided Sellers with a timely notice in accordance with Section 12.3 prior to the date that is twelve (12) months following the Closing.

“Routine Governmental Approvals” has the meaning assigned to such term in Section 4.1(c).

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Leases, Wells or the proceeds thereof to Third Parties, but excluding Asset Taxes.

“Seller” has the meaning assigned to such term in the preamble.

“Seller Party” has the meaning assigned to such term in the preamble.

“Seller Indemnified Parties” means each Seller Party and its partners, members, and all their Affiliates, and all their respective directors, officers, employees, attorneys, contractors and agents.

“Seller Ownership Period” has the meaning assigned to such term in Section 4.1(p).

“Seller Party Documents” means (a) any agreements, arrangements, instruments, contracts or documents between CPX and PetroCap (or their respective Affiliates) that will be terminated prior to Closing, and (b) any reports, data, information or documentation prepared by Cobb & Associates, together with any communications related thereto and analysis thereof.

“Seller’s Indemnified Claim” and “Seller’s Indemnified Claims” have the meanings assigned to such terms in Section 12.1.

“Seller’s Knowledge” and any similar phrase mean, (a) with respect to PetroCap, the actual knowledge of Lane Britain and (b) with respect to CPX, the actual knowledge of  Tom Powell, Daniel Griffith, Randall J. Holt, Justin Bynum and Bridget Powell, both (a) and (b), after such inquiry or investigation as would reasonably be undertaken by an employee in such position in connection with the performance of his or her duties with respect to the Properties; provided, however, that the scope of such inquiry or investigation shall in no event go beyond (x) a review of the books and records related to the Properties in the applicable Seller Party’s (or its Affiliate’s) possession, and (y) inquiry of the applicable Seller Party’s (or its Affiliate’s) employees responsible for the matter in question.

“Seller’s Warranties” has the meaning assigned to such term in Section 4.2.

“Side Letter Agreement” means the letter agreement dated the date hereof by and among the Buyer and the Sellers.

“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Date occurs.

“Survival Period” has the meaning assigned to such term in Section 17.1.

“Tax Return” means any Tax return, declaration, report, claim for refund, or information return, including any schedule thereto and any amendment thereof.

“Taxes” means any taxes, assessments, unclaimed property or escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” means any Person or entity, governmental or otherwise, other than Sellers, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and Governmental Authorities.

“Title Benefit” has the meaning assigned to such term in Section 7.6.

“Title Benefit Amount” has the meaning assigned to such term in Section 7.6.

“Title Benefit Notice” has the meaning assigned to such term in Section 7.6.

“Title Defect Amount” has the meaning assigned to such term in Section 7.7(a).

“Title Defect Deductible” has the meaning assigned to such term in Section 7.7(a).

“Title Defects” has the meaning assigned to such term in Section 7.2(e).

“Transfer Taxes” means any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement.

“Wells” has the meaning assigned to such term in Section 2.1(d).

“Working Interest” shall mean, with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any Royalties and other similar burdens upon, measured by or payable out of production therefrom.

Article II
Property to be Sold and Purchased

Section 2.1Properties.  Seller shall sell and Buyer shall purchase, on the terms and provisions herein contained, the following described properties, rights and interests:

(a)All rights, titles and interests of Seller and its Affiliates in and to the oil, gas and/or mineral leases which are described on Exhibit A hereto and any ratifications or amendments to such leases (the “Leases”);

(b)Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller and its Affiliates in and to the oil, gas and other minerals in and under or that may be produced from the lands and depths described on Exhibit A hereto or described in any of the Leases and all right, title and interest that may be earned pursuant to the Farmout Agreement (as hereinafter defined) (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover such lands), even though Seller’s or its Affiliate’s interest therein may be incorrectly described in, or omitted from, such Exhibit A;

(c)All rights, titles and interests of Seller or its Affiliates in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) to the extent that they relate to any of the properties described in subsections (a) and (b) above;

(d)All rights, titles and interests of Seller or its Affiliates in and to the oil, condensate, natural gas, injection, salt water disposal or water wells, whether producing, non-producing, shut-in or temporarily abandoned (but not permanently abandoned), located on the Oil and Gas Properties (as hereinafter defined), including, without limitation, those listed on Exhibit B hereto (the “Wells”);

(e)All rights, titles and interests of Seller or its Affiliates in and to the Applicable Contracts, including, without limitation, the Farmout Agreement and the Contracts listed on Exhibit A-3;

(f)All rights, titles and interests of Seller or its Affiliates in and to all materials, supplies, machinery, equipment, improvements (including, without limitation, frac ponds) and other personal property and fixtures (including, but not by way of limitation, all pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the Oil and Gas Properties and used in connection with the exploration, development, operation or maintenance thereof;

(g)All rights, titles and interests of Seller or its Affiliates in and to the fee surface ownership of the properties described on Exhibit A-2 hereto (collectively, the “Fee Properties”);

(h)All rights, titles and interests of Seller or its Affiliates (including CPX Operating), in and to all easements, servitudes, rights of way and surface leases appurtenant to or used in connection with the properties described in subsections (a), (b), (c), (d), (f) and (g) above, including those described on Exhibit A-1 hereto (“Easements”) and all Applicable Permits, including those described on Exhibit A-1 hereto; and

(i)All rights, titles and interests of Seller in and to all files, records, and data relating to the items described in paragraphs (a) through (h), above, including, without limitation, the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents (including correspondence and curative), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, and field studies, together with other files, contracts, and other records and data and maps including any interpretations, analyses and reports related thereto (collectively, the “Records”), but excluding from the foregoing (and the term “Records” shall be deemed to exclude) (i) records that are subject to legal privilege (such as the attorney-client privilege or work product doctrine) (the “Privileged Information”), (ii) records that are subject to Third Party contractual restrictions on disclosure or transfer for which consent or waiver has not been obtained, or to the extent such disclosure or transfer is subjected to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable (“Confidential Information”), provided Seller shall make a reasonable good faith effort to obtain permission to provide the Confidential Information (but shall in no event be obligated to incur any costs or expenses to obtain such permission), and (iii) the Seller Party Documents.

The properties, rights and interests specified in the foregoing subsections (a), (b), (c), and (d), except for the Excluded Properties as defined below, are herein sometimes collectively called the “Oil and Gas Properties,” and individually an “Oil and Gas Property,” and the properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), (e), (f), (g), (h) and (i), except for the Excluded Properties, are herein sometimes collectively called the “Properties” and individually a “Property.”

Section 2.2Excluded Properties.  The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller:

(a)Except to the extent related to any Assumed Obligations, all rights and choses in action (but, for the avoidance of doubt, no liabilities or obligations arising from or related to the Properties, all of which are addressed in Article XI and Article XII) in favor of Seller, arising, occurring or existing prior to the Effective Date in connection with the Properties or the operation of or production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature (i) in favor of Seller and (ii) relating and accruing to any time period prior to the Effective Date, provided that rights to insurance claims and proceeds are handled under paragraph (d) below);

(b)Any accounts payable accruing before the Effective Date;

(c)All limited liability company, financial, tax and legal (other than title) records of Seller;

(d)Subject to Section 13.1, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e)All Hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, as described in Section 11.1, and all proceeds attributable thereto;

(f)Properties excluded from the purchase and sale contemplated by this Agreement under Section 7.4;

(g)Copies (but not the originals) of all Records;

(h)Except to the extent constituting suspended royalties, all deposits, cash, checks, funds and accounts receivable or received attributable to Seller’s interests in the Properties with respect to any period of time prior to the Effective Date;

(i)All computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller;

(j)Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(k)Any documents withheld or not transferred pursuant to Section 10.1 as the result of a legal privilege or third-party agreement restriction and any communications, documents or memoranda in any way related to the marketing of, or the sales process for, the Properties;

(l)All claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Date, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Properties;

(m)Any seismic records and surveys, gravity maps, electric logs, geological or other geophysical data and records that cannot be transferred without the consent of or payment to any third party unless such consent is obtained or, in the case of a consent requiring a payment, Buyer elects to make such payment or obtain such consent; and

(n)All right, title and interest of Seller in and to the assets described on Exhibit C.

These excluded properties, rights and interests specified in the foregoing subsections (a) through (n), inclusive, of this Section 2.2 are collectively referred to as the “Excluded Properties.”  Buyer shall not be responsible for, and Seller expressly retains, all liabilities related to the Excluded Properties, whether such liabilities arise before or after the Effective Date.  It is understood that certain of the Excluded Properties may not be embraced by the term Properties.  The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties.

Article III
Purchase Price

Section 3.1Purchase Price.  The purchase price for the Properties shall be One Hundred Sixty Million Dollars ($160,000,000) (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, being herein called the “Base Purchase Price”).  Such Base Purchase Price may be adjusted as provided in Section 6.5, Article VII, and Article XI hereof (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the “Purchase Price”). The Purchase Price shall be paid in cash at the Closing as hereinafter provided.

Section 3.2Deposit.  Contemporaneously with the execution of this Agreement, Buyer, Seller and Wells Fargo Bank N.A. (the “Escrow Agent”) have entered into an escrow agreement (the “Escrow Agreement”), and Buyer has deposited into the escrow account contemplated by the Escrow Agreement (the “Escrow Account”) an amount equal to ten percent (10%) of the Base Purchase Price (such amount being herein called the “Deposit”).  The Deposit shall bear interest at the rate established by the Escrow Agent.  In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit, plus the earned interest, shall be applied to the Purchase Price to be paid by Buyer at the Closing.  In the event this Agreement is terminated by Buyer or Seller in accordance with Section 8.3, the Deposit shall be paid to Buyer or Seller as provided therein.  If the Deposit is paid to Buyer, or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment, or credit, shall be in the amount of the Deposit plus the amount of such earned interest.  For federal income tax purposes, the interest earned on the Deposit shall be reported by Buyer or Seller in the manner set forth in the Escrow Agreement.  THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

Section 3.3Allocation of Purchase Price.  Buyer and Seller agree that the Base Purchase Price shall be allocated among the Properties as set forth in Exhibit D (the “Allocation

Schedule”).  The Allocated Amounts as set forth on Exhibit D shall be used in calculating adjustments to the Base Purchase Price as provided herein.

Section 3.4Allocation for Tax Matters.  Seller and Buyer agree that they shall allocate the Purchase Price among the Properties for Tax purposes in a manner consistent with the allocation set forth on the Allocation Schedule and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  By Closing, Seller and Buyer shall each complete two (2) copies of IRS Form 8594 allocating the Purchase Price among the asset classes as provided in the Allocation Schedule.  Seller and Buyer agree to file all information reports and Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the Allocation Schedule and neither Seller nor Buyer shall take, or permit any of their respective Affiliates to take, any position inconsistent with the Allocation Schedule on any Tax Return, in an audit or otherwise, unless required to do so by applicable Law or a “determination”, within the meaning of Section 1313(a)(1) of the Code. The Allocation Schedule may be revised (solely for Tax purposes, and not for the purposes of Article VII), from time to time, by the mutual written consent of Seller and Buyer, so as to reflect any matters that need updating (including Purchase Price adjustments, if any). Notwithstanding the forgoing, if Seller and Buyer are unable to resolve any dispute with respect to proposed revisions to the Purchase Price allocations within 14 days, each of Buyer and Seller shall be free to file its own separate Form 8594.

Article IV
Representations of Seller

Section 4.1Representations of Seller.  Each Seller Party severally (and not jointly) represents to Buyer that as of the date hereof and the Closing Date:

(a)Organization and Qualification.  Such Seller Party is duly organized and legally existing and in good standing under the Laws of the state in which it was formed and is qualified to do business and in good standing in the state of Texas.

(b)Due Authorization.  Such Seller Party has full power to enter into and perform its obligations under this Agreement and the other agreements and documents to be entered into hereunder and has taken all necessary action to authorize entering into this Agreement and such other agreements and performance of its obligations hereunder and thereunder.

(c)Approvals.  Neither the execution and delivery of this Agreement or the other agreements and documents contemplated hereunder, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance with the terms hereof or thereof, will result in any default under any agreement or instrument to which such Seller Party is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller Party or to the Properties, except for (i) requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from Third Parties, and (ii) approvals required to be obtained from Governmental Authorities which are customarily obtained post-closing (“Routine Governmental Approvals”).

(d)Valid, Binding and Enforceable.  This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)Litigation.  Except as set forth on Exhibit 4.1(e), there are no pending suits, actions, or administrative proceedings in which such Seller Party (or its Affiliate) is a party and has been served (or, to Seller’s Knowledge, pending written demands or claims) and which could be reasonably expected to adversely affect the Properties after the Effective Date (including, without limitation, any actions challenging or pertaining to such Seller Party’s (or its Affiliate’s) title to any of the Properties or claiming a violation of Applicable Environmental Laws), or to enjoin or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)Material Contracts. Exhibit 4.1(f) sets forth as of the Execution Date all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller or its Affiliates of more than $50,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller or its Affiliates of more than $50,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)any Hydrocarbon or water purchase and sale, transportation, gathering, treating, processing, injection, disposal or similar Applicable Contract that (i) contains a dedication of production or acreage, or (ii) is not terminable without penalty on 30 days’ or less notice;

(iv)any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that can reasonably be expected to result in payments by Seller or its Affiliates during the current or any subsequent fiscal year;

(v)any Applicable Contract that constitutes a lease under which Seller or its Affiliates is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller or its Affiliates without penalty upon 90 days’ or less notice and (B) involves an annual base rental of more than $50,000;

(vi)any Applicable Contract with any Affiliate of Seller which will be binding on Buyer after the Closing Date and will not be terminable by Buyer within 30 days’ or less notice after the Closing;

(vii)any farmout agreement, area of mutual interest agreement, exploration agreement, participation agreement, joint operating agreement or similar Applicable Contract where the primary obligations thereunder have not fully been performed; and

(viii)any Applicable Contract for the sale of gas containing a take-or-pay, advance payment, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor.

Except as set forth in Exhibit 4.1(f) and except for matters which are not reasonably expected to give rise to claims in excess of $50,000, there exists no default under any Material Contract by such Seller Party or its Affiliates or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract.

(g)Farmout Agreement.  Seller is not in material breach of the Farmout Agreement and, to Seller’s Knowledge, no other party to the Farmout Agreement is in breach thereof.  Seller has not received any written notice alleging default or termination by Seller and, to Seller’s Knowledge, the Farmout Agreement is in full force and effect in accordance with its terms.  Seller has made available to Buyer a true, correct and complete copy of the Farmout Agreement and all amendments thereto.  The first Initial Earning Well (as defined in the Farmout Agreement) (i) was drilled, tested, completed, Equipped (as defined in the Farmout Agreement) and was producing in accordance with the terms of the Farmout Agreement on or before July 30, 2016, (ii) is currently producing in paying quantities, and (iii) has a lateral length of not less than 3,600 feet.  The remaining five Initial Earning Wells have been drilled to Contract Depth (as defined in the Farmout Agreement) in accordance with the Farmout Agreement and each has a lateral length of not less than 3,600 feet.  Further, Exhibit 4.1(g) sets forth a full and complete list of elections made by Conoco as of the Execution Date with respect to their participation in any Wells drilled or completed under the Farmout Agreement.

(h)Commitments, Abandonments or Proposals.  Except as set forth in Exhibit 4.1(h), to Seller’s Knowledge: (a) such Seller Party has incurred no expenses, and has made no commitments to make expenditures in excess of $50,000 net to such Seller Party’s interest in the Properties in connection with the ownership or operation of the Properties after the Effective Date, other than customary expenses incurred (i) in the normal operation of existing Wells or (ii) in the performance of continuous development obligations under any of the Leases; and (b) no proposals or authorities for expenditures are currently outstanding (whether made by such Seller Party or by any other party) to drill additional wells, deepen, plug back, or rework existing Wells, or to conduct operations other than normal operation of existing Wells, or to permanently abandon any Wells.

(i)Payment of Expenses.  To Seller’s Knowledge, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all Asset Taxes) relating to the ownership or operation of the Properties, and for which such Seller Party has received a bill, invoice or other written request for payment have been, and are being, paid (timely, and before the same become delinquent) by such Seller Party, except such expenses and Asset Taxes as are disputed in good faith by such Seller Party and for which an adequate accounting reserve has been established by such Seller Party, such disputes being set forth on Exhibit 4.1(i).

(j)Consents and Preferential Rights.  To Seller’s Knowledge (i) Exhibit 4.1(j) contains a complete and accurate list of all requirements that consent (“Consents”) be obtained by such Seller Party for the assignment of the Properties to Buyer; provided, however, that the term “Consents”, as used in this Agreement, shall be deemed to exclude any such requirements in oil and gas leases which have not been assigned to Seller under the Farmout Agreement prior to the Execution Date and, (ii) there are no rights of first refusal, preferential purchase rights, rights of first negotiation, options, tag right or similar rights, obligations or requirements (“Preferential Rights”) that affect the Oil and Gas Properties.

(k)Well Status.  Except as set forth on Exhibit 4.1(k), to Seller’s Knowledge (a) there are no Wells that: (i) such Seller Party is currently obligated by Law or contract to plug and abandon; or (ii) such Seller Party will be obligated by Law or contract to plug or abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities; and (b) such Seller Party has not abandoned any Wells since the Effective Date.  Exhibit 4.1(k) contains a list of the status of any “payout” balance, as of the date set forth on Exhibit 4.1(k), for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

(l)Imbalances.  Such Seller Party and its predecessors in title to the Oil and Gas Properties have not: (i) taken volumes of gas from the Wells in excess of those volumes which the ownership of the Properties would entitle such Seller Party to receive, and (ii) taken volumes of gas from the Wells in amounts less than those volumes which the ownership of the Properties would entitle such Seller Party to receive.

(m)No Bankruptcy; Insolvency.  There are no bankruptcy, insolvency, reorganization or arrangement proceedings pending, being contemplated by, or to Seller’s Knowledge, threatened against such Seller Party.  Seller is not insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 4.1(m), “insolvent” means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of Seller’s assets.

(n)Liens.  Except as set forth on Exhibit 4.1(n), there are no liens by, through or under such Seller Party or its Affiliate affecting Seller’s or its Affiliate’s right, title and interest in the Properties except: (i) liens for Taxes not yet due and payable or the validity of which is being contested in good faith through appropriate proceedings, (ii) mechanic’s or materialmen’s liens (or other similar liens) or liens under an operating agreement or similar agreement, to the extent the same relate to expenses incurred which are not yet delinquent.

(o)Taxes.  Such Seller Party and its Affiliates have filed all Tax Returns and reports required to be filed by such Seller Party or its Affiliate in connection with its ownership and operation of the Oil and Gas Properties, and all such Tax Returns were true, correct and complete in all material respects.  Neither Seller Party nor its Affiliate has received notice from a Governmental Authority regarding the delinquency, mispayment, late payment or non-payment of any Asset Taxes. With respect to all Asset Taxes relating to the Properties; (i) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax; (ii) there are no proceedings pending against the Properties or such Seller Party or its Affiliate by any taxing authority for which such Seller Party has received written notice; and (iii) there are no Tax liens on any of the Properties except for liens for Taxes not yet due.  None of the Properties is subject to any tax partnership as defined in Section 761 of the Code.

(p)Royalties.  During the Seller Ownership Period, all Royalties and other burdens payable to Third Parties out of Seller’s share of production of Hydrocarbons from the Oil and Gas Properties have either (i) been properly and timely paid, or (ii) held in suspense by Seller in accordance with applicable Law.  “Seller Ownership Period” means, with respect to each Asset, the period beginning on the effective date of Seller’s acquisition of the Asset and ending at the Closing.

(q)Compliance with Laws; Permits.

(i)Except as disclosed on Exhibit 4.1(q), Seller’s and its Affiliates’ ownership of the Properties, Seller’s and its Affiliates’ operation of the Oil and Gas Properties operated by Seller, and to Seller’s Knowledge, the operation of the Properties that are operated by a Third Party, are currently in compliance in all material respects with the provisions and requirements of all Laws (excluding Environmental Laws, which are addressed in Section 4.1(r), and Taxes, which are addressed in Section 4.1(o)) of all Governmental Authorities having jurisdiction with respect to the Properties, or the ownership, operation, development, maintenance, or use of any thereof.

(ii)To Seller’s Knowledge, Sellers and their respective Affiliates have all material Permits required to own and operate the Properties.  To Seller’s Knowledge, there are no facts or circumstances that could be reasonably expected to result in any termination, suspension or revocation of any such material Permit.

(r)Environmental Matters.

(i)With respect to the Properties, neither Seller nor its Affiliates have entered into, or is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority in existence as of the Execution Date based on any Applicable Environmental Laws that relate to the future use of any of the Properties and that require any remediation or other change in the present conditions of any of the Properties.

(ii)Except as set forth in Exhibit 4.1(r), Seller has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Properties that: (A) interferes with or prevents compliance by Seller or the Properties with any Applicable Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (B) gives rise to or results in any common law or other liability of Seller to any Person.

(iii) To Seller’s Knowledge, all material reports (including any tests and analyses) or studies specifically addressing environmental matters, in each case, (i) prepared by a Third Party, (ii) related to Seller’s ownership or operation of the Properties, and (iii) in Seller’s or its Affiliates’ possession, have been made available to Buyer.

(s)Drilling Obligations.  Except as set forth on Exhibit 4.1(s), or to the extent of those obligations previously fulfilled by Seller or any of its predecessors, none of the Leases or any Applicable Contracts that are included in the Properties contain express provisions obligating Seller to drill any wells on the Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a Lease).

(t)Bonds.  Exhibit 4.1(t) lists all bonds, letters of credit and other similar credit support instruments maintained by Seller or any Affiliate of Seller with respect to the Properties.

(u)Rights on Production.  Except as set forth in Exhibit 4.1(u) and with respect to imbalances, neither Seller nor any Affiliate of Seller has granted (or entered into any agreement to grant), and to Seller’s Knowledge, no other Third Person has granted, any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the Hydrocarbons produced from the Properties from and after the Effective Date that is not terminable upon thirty (30) days (or less) notice.

(v)Suspense.  Except as set forth in Exhibit 4.1(v), neither Seller nor its Affiliates hold (in escrow or otherwise) any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Properties.  All funds described in Exhibit 4.1(v) are being held in suspense in compliance in all material respects with applicable Law and Applicable Contracts.

(w)Personal Property and Equipment.  Except for any equipment that is leased, Seller is the owner of the equipment included in the Properties not constituting Leases or Wells, free and clear of all liens and encumbrances other than those to be released at Closing and Permitted Encumbrances.

(x)Leases.  Neither Seller nor its Affiliates have received any written notice of default or breach under any of the Leases which default or breach has not been cured or remedied.  All Wells included in the Properties that have been drilled and completed by Seller or its Affiliates (or to Seller’s Knowledge, by any Third Party operator) have been drilled and completed within the limits permitted by all applicable Leases and pooling or unit agreements or orders and in compliance with all applicable Permits and field rules of the Texas Railroad Commission; provided however, that this Section 4.1(x) shall not include any matter which constitutes a Defect, all of which such matters shall be addressed exclusively in accordance with Article VII.

(y)Brokerage Fees and Commissions.  Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

Section 4.2Disclaimers.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN Section 4.1 ABOVE AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE TO BE DELIVERED AT CLOSING (collectively, the “Seller’s Warranties”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT (a) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (i) TITLE TO THE PROPERTIES, OR THE CONDITION, QUANTITY, QUALITY OF THE PROPERTIES, (ii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (iii) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, (iv) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, (v) THE STATUS OF THE PROPERTIES WITH RESPECT TO COMPLIANCE WITH APPLICABLE ENVIRONMENTAL LAWS, OR (vi) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (b) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.  BUYER SHALL HAVE (i) INSPECTED, OR (ii) WAIVED, (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE OR RELEASE OF HAZARDOUS MATERIAL, INCLUDING HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS.  EXCEPT FOR THE SELLER’S WARRANTIES, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE EQUIPMENT COMPRISING PART OF THE PROPERTIES, IN THEIR PRESENT STATUS, AND CONDITION, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Section 4.2 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 4.3Disclosures.  The matters set forth on the exhibits and schedules referred to in Section 4.1 are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.

Article V
Representations of Buyer

Section 5.1Representations of Buyer.  Buyer represents to Seller that as of the date hereof and the Closing Date:

(a)Organization and Qualification.  Buyer is duly organized and legally existing and in good standing under the Laws of the state in which it was formed and is qualified to do business and in good standing in each state in which the Oil and Gas Properties are located where the Laws of such state will require Buyer to so qualify with respect to the interest in the Oil and Gas Properties to be conveyed hereunder.  Buyer is also qualified to own and operate oil and gas properties with all applicable Governmental Authorities having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer has met all bonding requirements of such agencies).

(b)Due Authorization.  Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)Approvals.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, conflict with or result in a breach of any provisions of the organizational or  other governing documents of Buyer, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except for requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, and Routine Governmental Approvals, and except in each case, for such conflicts, breaches or violations as would not, individually or in the aggregate, reasonably be expected to adversely impact Buyer’s ability to consummate the transactions contemplated by this Agreement.

(d)Valid, Binding and Enforceable.  This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)No Litigation.  There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)No Distribution.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any applicable state blue sky Laws or other applicable securities Laws, rules or regulations.

(g)Knowledge and Experience.  Buyer has, and had prior to negotiations regarding the Properties, such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Properties.  Buyer is able to bear the risks of an investment in the Properties and understands risks of, and other considerations relating to, a purchase of the Properties.

(h)Opportunity to Verify Information.  As of the Closing, Buyer has been afforded the opportunity to ask questions of the Seller (or a person or persons acting on its behalf) concerning the Properties, and Buyer has been furnished with materials relating to the Properties requested by Buyer under this Agreement.  Buyer has made its own independent investigation of the Properties to the extent necessary to evaluate the Properties.

(i)Merits and Risks of an Investment in the Properties.  Buyer understands and acknowledges that:  (i) an investment in the Properties involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Properties or made any finding or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer; and (iii) except as set forth in Section 8.3 of this Agreement, Buyer is not entitled to cancel, terminate or revoke this Agreement.

(j)Financing.  Buyer has, or will have as the same become due hereunder, all funds necessary to (i) pay the Purchase Price and all other amounts payable hereunder, (ii) pay any fees and expenses payable by Buyer in connection with the transaction contemplated hereby, and (iii) satisfy any of its other payment obligations hereunder.

(k)Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Buyer, threatened against Buyer, its assets or sources of capital.

(l)Brokerage Fees and Commissions.  Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Sellers shall incur any liability.

Article VI
Covenants of Seller Pending Closing

Section 6.1Access to Records. Seller will give Buyer, or Buyer’s authorized representatives, at CPX’s office and at all reasonable times during normal business hours before the Closing Date, access to Seller’s records pertaining to the ownership and/or operation of the Properties (including, without limitation, title files, and division order files), for the purpose of conducting due diligence reviews contemplated by Section 7.1 below.  Upon request, Seller will provide Buyer with electronic copies of such records to the extent electronic copies are readily available and in Seller’s possession or control.  Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur and destroy all notes or work product relating thereto except those notes and work product that Buyer is required to maintain pursuant to applicable Laws.  Notwithstanding the foregoing, Seller shall not be obligated to provide Buyer with access to any Privileged Information, (b) the Seller Party Documents, or (c) Confidential Information, except title opinions; provided, however, Seller shall make a reasonable good faith effort to obtain permission to provide the Confidential Information but shall in no event be obligated to incur any costs or expenses to obtain such permission; provided, further, however, that that in no event shall Seller have any obligations with respect to Privileged Information or the Seller Party Documents.  Seller shall furnish, if requested by Buyer in writing, a description of the Confidential Information not furnished to Buyer to the extent Seller reasonably believes that it may do so without waiving any such legal privilege or violating such restrictions on disclosure or transfer. BUYER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION MADE AVAILABLE TO BUYER AT ANY TIME IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND, EXCEPT FOR SELLERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION.  EXCEPT FOR SELLERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT BUYER’S RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND BUYER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO BUYER.

Section 6.2Physical Inspection.  With respect to Properties operated by a Seller Party, Seller shall give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same.  With respect to Properties not operated by a Seller Party, Seller shall make a good faith effort to obtain consent from each operator of such Properties for Buyer to access such Properties at all reasonable times before the Closing Date and upon adequate notice provided to Seller; provided, however, that Seller shall not be required to make any payment or incur any expense in obtaining such consent.  Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (or any third-party operator) regarding the actions of Buyer while upon, entering or leaving the Properties and Seller, or a representative of Seller, may accompany Buyer at any time Buyer is accessing the Properties. Except as otherwise expressly permitted herein, Buyer’s inspection shall be limited to a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (each, a “Site Assessment”). In the event Buyer’s Site Assessment leads Buyer or its designee to reasonably conclude that an ASTM Phase II Environmental Assessment is warranted as to certain of the Properties, Buyer may request Seller’s consent to conduct such Phase II Environmental Assessment, which consent Seller may withhold in its sole and absolute discretion; provided, however, that if Seller withholds such consent, Buyer may elect to claim an Environmental Defect for such Properties and may, upon its own discretion, exclude such affected Properties pursuant to Section 7.4(c) below.  Any Phase II Environmental Assessment costs shall be borne by Buyer, and Buyer shall be solely responsible for costs arising therefrom to the extent related to surface restoration required under any Lease, Easement or Applicable Contract.  Buyer shall furnish to Seller, free of cost, a copy of any written report prepared by or for Buyer related to any Site Assessment or Phase II Environmental Assessment of the Properties as soon as reasonably possible after it is prepared.  All environmental reports prepared by or for Buyer shall be maintained in strict confidence and for use solely in connection with its evaluation of the Properties.  Except for the obligations to provide reports to Seller as set forth in this Section 6.2, if Closing does not occur, such reports shall not be disclosed to any other party.

Section 6.3Exculpation and Indemnification.  If Buyer exercises rights of access under this Article or otherwise, or conducts examinations or inspections under this Article or otherwise, then (a) such access, examination and inspection of the Properties shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against the Seller Indemnified Parties arising in any way therefrom or in any way connected therewith and (b) Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with Buyer’s examinations or inspections.  THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF or result from, SOLELY OR IN PART, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by a member of THE Seller Indemnified Parties, excepting only IN THE CASE OF THIS SECTION 6.3 (i) Liabilities actually resulting on the account of the gross negligence or willful misconduct of a member of THE Seller Indemnified Parties AND (ii) LIABILITIES THAT WERE EXISTING PRIOR TO SUCH INSPECTIONS.  During all periods that Buyer, and/or any representative of Buyer are on the Properties, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering upon the Properties.

Section 6.4Interim Operations.

(a)Except (x) for the operations covered by the AFEs described in Exhibit 4.1(h), the operations set forth in the Side Letter Agreement, or such operations required pursuant to any Applicable Contract, applicable Law or Lease, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date until Closing:

(i)as to Properties operated by CPX or its Affiliates, continue the operation of the Properties in the ordinary course of business, or, as to Properties where CPX or an Affiliate of CPX is not the operator, continue its actions as a non-operator in the ordinary course of business;

(ii)subject to interruptions resulting from force majeure, mechanical breakdown and planned maintenance, in each case, operate the Properties in compliance with all applicable Laws and the terms of all Leases and Applicable Contracts;

(iii)maintain, or cause to be maintained, the books of account and Records relating to the Properties in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller; and

(iv)to the extent Seller has Knowledge thereof, use commercially reasonable efforts to timely inform Buyer of all matters it considers in good faith to be material developments affecting any of the Properties.

(b)Except (x) for the operations covered by the AFEs described in Exhibit 4.1(h), the operations set forth in the Side Letter Agreement, or such operations required pursuant to any Applicable Contract, applicable Law or Lease, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not, from and after the Execution Date until Closing:

(i)sell or otherwise dispose of any portion of the Properties except for sales or other dispositions of (1) Hydrocarbons in the ordinary course of business after production, or (2) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability;

(ii)affirmatively terminate any Material Contract or materially amend or change the terms of any Material Contract;

(iii)enter into an agreement that, if in existence on the Execution Date would be a Material Contract;

(iv)affirmatively release, terminate or materially amend any Lease, Easement, permit or license;

(v)incur any indebtedness or take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Properties or otherwise allow a lien (other than Permitted Encumbrances) to attach to or encumber the Properties or any portion thereof;

(vi)grant or create any Preferential Right, transfer restriction or similar right, obligation, or requirement with respect to the Properties; and

(vii)except for the commitments set forth in Exhibit 4.1(h), all of which are deemed to be approved, approve or propose any operations on the Properties anticipated to cost the owner of the Properties more than $50,000 per operation or activity net to Seller’s or any of its Affiliate’s interest.

(c)Buyer acknowledges that Seller is currently, and from the date hereof will continue to, conduct certain operations required in order to perpetuate the Leases and extend its rights under the Farmout Agreement and, notwithstanding anything in this Section 6.3, but subject to Section 6.3(d) to the contrary, all activities and actions of Seller taken in connection therewith are deemed authorized by Buyer, without further consultation, and regardless of whether such activities and actions are in the ordinary course of business.

(d)With the exception of the operations and activities set forth on Exhibit 4.1(h) and the operations and activities set forth in the Side Letter Agreement, which shall be deemed authorized by Buyer without further consultation, should Seller receive (or desire to make) any proposals to drill additional wells on the Oil and Gas Properties, or to conduct other operations which require consent of non-operators under an applicable operating agreement, Seller will notify Buyer of, and consult with Buyer concerning, such proposals, provided that in the event Seller and Buyer cannot come to an agreement on any such proposal, any decisions with respect to such proposal shall be made by Seller in its sole discretion.  From and after the Effective Date, any proposed activities other than those set forth on Exhibit 4.1(h) or in the Side Letter Agreement shall be subject to Buyer’s prior written consent.  The Parties hereby recognize that the current ownership and operation of the Properties may include Seller electing not to participate (i.e., non-consent status) in wells drilled pursuant to an operating agreement, joint exploration agreement or spacing order relating to the Properties and that Seller may continue to make consistent elections for such Properties, provided, however, Seller will provide Buyer with notice of such election.  For the avoidance of doubt, subject to the Side Letter Agreement and notwithstanding anything in this Agreement to the contrary, in no event shall Seller be required to drill or complete any wells prior to Closing.  The Buyer shall be permitted to undertake the activities on the Oil and Gas Properties in accordance with and subject to the terms of the Side Letter Agreement.

(e)Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to its operation of a Property greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, SELLER IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f)Promptly following the execution of this Agreement, Buyer shall use its commercially reasonable efforts to secure the fracing and completion services of Cudd Energy Services with respect to the following four uncompleted wells located in Reeves County, Texas: Durham Smith Fuente #212HU (API # 389-35440) to be scheduled on or about June 1, 2017; Durham Smith Fuente #214HU (API # 389-35464) to be scheduled on or about June 25, 2017; Durham Smith Fuente #207HL (API # 389-35563) to be scheduled on or about July 10, 2017;

and Durham Smith Fuente #209HL (API # 389-35431) to be scheduled on or about August 14, 2017.  The scheduled dates set forth above are estimates only and are subject to the availability of Cudd Energy Services.  In the event (i) the Closing has not occurred prior to five Business Days before any scheduled service, or (ii) this Agreement is terminated pursuant to Section 8.3, Buyer shall use its commercially reasonable efforts to assign and transfer its rights with respect to such scheduled services to Seller.  Further, in the event of such transfer, Buyer agrees to pay to Seller the amount of any costs associated with such scheduled services above Seller’s current negotiated rate with C&J Energy Services, provided that in the event of a transfer pursuant to clause (i) above, no such payment shall be required unless this Agreement is terminated prior to Closing.

Section 6.5Consents.

(a)As soon as reasonably practical following the Execution Date, but in any event within ten (10) Business Days of the Execution Date, Seller shall send to each holder of a Consent, as set forth on Exhibit 4.1(j), a notice (which form of notice shall be in accordance with the requirements, if any, relating to such Consent obligation and shall be provided to Buyer for review no more than five (5) Business Days after the Execution Date and, until the expiration of the ten (10) Business Day period set forth herein, Seller shall consult with Buyer regarding such form of notice), of the transaction contemplated hereby requesting the required consent.

(b)If Seller fails to obtain a Consent, as set forth on Exhibit 4.1(j), prior to Closing and the failure to obtain such Consent would cause (i) the assignment of the Properties affected thereby to Buyer to be void or (ii) the termination of such Properties under the express terms thereof (each, a “Hard Consent”), then, in each such case, the affected Properties shall be excluded from the Properties to be acquired by Buyer at Closing hereunder and the Base Purchase Price shall be reduced by the Allocated Amount of the Properties so excluded.  In the event that a Hard Consent (with respect to any applicable Properties excluded pursuant to this Section 6.5(b)) that was not obtained prior to Closing is obtained within 180 days following Closing, then, Buyer shall purchase, within 10 days after such Hard Consent is obtained, such Properties so excluded from Seller under the terms of this Agreement for the amount (if any) by which the Base Purchase Price was reduced at Closing due to the exclusion of such Properties (as such amount is appropriately adjusted in accordance with this Agreement with respect to such Properties), and Seller shall assign to Buyer such Properties pursuant to an instrument in form substantially similar to the Conveyance.

(c)If Seller fails to obtain a Consent, as set forth on Exhibit 4.1(j), prior to Closing and the failure to obtain such consent would not cause (i) the assignment of the Properties affected thereby to Buyer to be void or (ii) the termination of such Properties under the express terms thereof, then (x) the Properties subject to such un-obtained Consent shall be acquired by Buyer at Closing as part of the Properties, (y) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any liability for, the failure to obtain such Consent, and (z) Buyer shall be solely responsible from and after Closing for any and all liabilities arising from the failure to obtain such Consent.

(d)Prior to Closing, Seller shall deliver to Buyer appropriate evidence reflecting that all Hard Consents have been obtained (unless the affected Property is being excluded pursuant to

Section 6.5(b)) and any other evidence relating to additional Consents obtained by Seller prior to Closing.

Section 6.6Insurance. Seller shall maintain its current insurance policies in effect in accordance with industry practice until Closing.

Section 6.7Knowledge of Breach.  Seller shall not have any liability to Buyer for a breach of a representation or warranty contained in this Agreement to the extent that Buyer had actual knowledge of such breach on or prior to the Closing Date and failed to disclose the existence of such breach to Seller prior to the Closing Date.  For the purpose of this Agreement, the “knowledge” of Buyer shall be limited to the actual knowledge of Rick Betz, Theodore Gazulis, Michael Stefanoudakis, Bob D. Brady, Jr. or Bill Alleman.

Section 6.8Bonds. Prior to Closing, Buyer shall take such actions as may be necessary or appropriate so that all surety bonds, guaranties, and cash collateral listed on Exhibit 4.1(t) will be released and replaced immediately after Closing with comparable surety bonds, guaranties, and cash collateral from Buyer or an Affiliate of Buyer.  In the event any surety bonds, guaranties and/or cash collateral are not immediately released and replaced at Closing, Buyer shall promptly reimburse Seller for any losses or costs incurred by Seller in connection with such delay in the release and replacement of such surety bonds, guaranties, or cash collateral after Closing.

Section 6.9Financing Assistance.  Prior to the Closing Date, Seller shall use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and its Affiliates’ representatives to provide, Buyer such cooperation as may be reasonably requested by Buyer with respect to any financing that Buyer seeks to obtain in connection with the consummation of the transactions contemplated hereby; provided, however, that in no event shall such cooperation (a) require Seller to provide access to or disclose any information or documentation except as expressly provided in Section 6.1, (b) require Seller to incur any costs or expenses, or (c) adversely interfere with the operations of Sellers, their respective Affiliates or the ownership or operation of the Properties.  Buyer will pay or, if paid, reimburse the applicable Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket costs incurred by such Seller in complying with the provisions of this Section 6.9.  Notwithstanding the foregoing, (x) nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its Affiliates or any Third Party any rights to which it is not otherwise expressly entitled hereunder, and (y) no breach of this Section 6.9 by Seller shall give rise to a failure of the condition set forth in Section 8.1(b) or otherwise entitle Buyer to refuse to proceed with Closing or terminate this Agreement.

Article VII
Due Diligence Review

Section 7.1Defect Notice.  Should, as a result of Buyer’s examinations and investigations, or otherwise, Buyer discover a Defect (as below defined), Buyer shall provide to Seller notice of such Defect (“Defect Notice”) no later than 5 p.m. Mountain Time on April 5, 2017 (the “Defect Deadline”).  To be effective, each Defect Notice shall be in writing and shall include (i) a description of the alleged Defect and the Property, or portion thereof, affected by such Defect (ii) the Allocated Amount of the affected Property, (iii) supporting documentation reasonably necessary to fully describe the basis for the Defect or, if the supporting documentation is contained in Seller’s files, sufficient information to enable Seller to expeditiously locate such supporting documentation, and (iv) the amount by which Buyer reasonably believes the Allocated Amount of the affected Property is reduced by such Defect and the computations upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Deadline, written notice of all alleged Defects (as well as any claims that would be claims under the special warranty set forth in the Conveyance) discovered by Buyer during the preceding calendar week, which notice(s) may be preliminary in nature and supplemented in all respects prior to the Defect Deadline.  Notwithstanding anything in this Agreement to the contrary, if after the Defect Deadline and prior to Closing either Buyer or Seller becomes “aware” (as used in this Section 7.1, “aware” means, with respect to Seller, to Seller’s Knowledge, and, with respect to Buyer, to the “knowledge” of Buyer (as described in Section 6.7)) of any new condition affecting the Properties that was not in existence prior to the Defect Deadline and which may result in an Environmental Defect (as defined below), such Party shall, within three (3) Business Days, inform the other Party of such condition and Buyer shall be entitled to perform additional diligence subject to the conditions set forth in Article VI.  In the event Buyer’s diligence results in a determination that such condition constitutes an Environmental Defect, Buyer shall provide to Seller no later than 5 p.m. on the date that is five (5) Business Days prior to the Scheduled Closing Date a Defect Notice relating to such alleged Environmental Defect.  The Parties shall resolve such Environmental Defect in accordance with the provisions of this Article VII.  For purposes of this Article VII, any Defects asserted by Buyer in a Defect Notice relating to Seller’s title in and to the Properties are herein called “Asserted Title Defects” and any Defects asserted by Buyer in a Defect Notice relating to the environmental condition of the Properties are herein called “Asserted Environmental Defects”.  Except as provided above with respect to an Environmental Defect that arises after the Defect Date, any Defect with respect to which Buyer fails to deliver a Defect Notice by the Defect Deadline will be deemed waived for all purposes, including if applicable, as a condition to close or indemnification claim.  With respect to an Environmental Defect that arises after the Defect Date, any such Environmental Defect with respect to which Buyer fails to deliver a Defect Notice at least five (5) Business Days prior to the Scheduled Closing Date will be deemed waived for all purposes, including if applicable, as a condition to close or indemnification claim.  Except for (i) the condition to close SET Forth in Section 8.1(c), (ii) THE REPRESENTATIONS AND WARRANTIES OF SELLER IN SECTION 4.1(r), AND (iii)  the special warranty of title in the Conveyance to be executed and delivered at Closing, Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes a Defect shall be those set forth in this ARTICLE VII, AND BUYER SHALL NOT BE ENTITLED TO REFUSE TO CLOSE OR TO INDEMNIFICATION OR ANY OTHER RIGHT OR REMEDY WITH RESPECT TO ANY DEFECT.  access to Seller’s records and the Properties in connection with buyer’s due diligence shall be subject and pursuant to Section 6.1, Section 6.2 and Section 6.3.

Section 7.2Nature of Defects.  The term “Defect” as used in this Agreement shall mean the following:

(a)Owned NRI or WI Variances.  With respect to any Well listed as an “Earned Well” on Exhibit D hereto, Seller’s ownership is such that it (i) entitles Seller at any time during the productive life of such Well to receive a Net Revenue Interest less than the Net Revenue Interest set forth on Exhibit D in connection with such Well under the column headed “Net Revenue Interest” or (ii) causes Seller at any time during the productive life of such Well to be obligated to bear a Working Interest greater than the Working Interest set forth on Exhibit D in connection with such Well under the column headed “Working Interest” (without at least a proportionate increase in the Net Revenue Interest which Seller is entitled to receive from such Well).

(b)Liens.  Seller’s interest in an Oil and Gas Property or Fee Property is subject to a lien other than (i) a lien for taxes which are not yet delinquent, or (ii) a mechanic’s or materialmen’s lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent, or (iii) liens which will be released at or before Closing (the liens described in (i), (ii) and (iii) of this Section 7.2(b) are herein called “Excluded Liens”).

(c)Owned Net Mineral Acre Variances.  With respect to any Lease listed as an “Earned Lease” on Exhibit D hereto, Seller’s ownership is such that the number of Net Mineral Acres owned by Seller in such Lease is less than the number of Net Mineral Acres for such Lease as set forth on Exhibit D under the column headed “Net Mineral Acres”.

(d)Farmout Net Mineral Acre Variances.  With respect to any Lease listed as an “Unearned Lease” on Exhibit D, notwithstanding the fact that Seller has not yet earned an ownership interest in such Lease, Seller’s rights under the Farmout Agreement are such that the number of Net Mineral Acres which Seller has the right to earn pursuant to the Farmout Agreement is less than the number of Net Mineral Acres set forth on Exhibit D under the column headed “Farmout Net Mineral Acres”.

(e) Farmout NRI or WI Variances. With respect to any Well listed as an “Drilled but Uncompleted Well” on Exhibit D hereto, notwithstanding the fact that Seller has not yet earned an ownership interest in such Well,  Seller’s rights under the Farmout Agreement are such that Seller has the right to earn pursuant to the Farmout Agreement an interest which (i) entitles Seller at any time during the productive life of such Well to receive a Net Revenue Interest less than the Net Revenue Interest set forth on Exhibit D in connection with such Well under the column headed “Farmout Net Revenue Interest” or (ii) causes Seller at any time during the productive life of such Well to be obligated to bear a Working Interest greater than the Working Interest set forth on Exhibit D in connection with such Well under the column headed “Farmout Working Interest” (without at least a proportionate increase in the Net Revenue Interest which Seller is entitled to receive from such Well) (the Defects described in subsections (a), (b), (c) (d) and (e) of this Section 7.2 are herein called “Title Defects”).

(f)Environmental Matters.  Except as disclosed on Exhibit 7.2(f), an Oil and Gas Property or Fee Property is in violation of Applicable Environmental Laws (the Defects described in this Section 7.2(f) are herein called “Environmental Defects”).

Section 7.3Permitted Matters and Encumbrances.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute a Defect (collectively, the “Permitted Encumbrances”):

(a)defects or irregularities arising out of lack of proof of representative authority on behalf of a corporation, partnership, limited liability company, or trust unless Buyer provides affirmative evidence that such action was not authorized and results in another person’s superior claim of title to the relevant Property;

(b)defects or irregularities arising out of a lack of recorded powers of attorney from corporations or other entities to execute and deliver documents on their behalf and immaterial variations of corporate or entity names (such as scrivener’s or typographical errors which would normally be waived by a reasonably prudent purchaser of oil and gas assets) unless Buyer provides affirmative evidence that such variations result in a superior third party claim of title to the relevant Property;

(c)defects or irregularities in acknowledgments;

(d)defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes for prescription;

(e)defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings, unless Buyer provides affirmative evidence that such defects, irregularities or omissions result in a superior third party claim of title to the relevant Property;

(f)defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for ten (10) years or more, unless Buyer provides affirmative evidence that such defects, irregularities or omissions result in a superior third party claim of title to the relevant Property;

(g)defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Closing, and which have not been released of record;

(h)conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;

(i)outstanding deed of trust and mortgage liens burdening the interest of any lessor under any of the oil and gas leases included in the Properties, unless there is evidence that the mortgagee or lien holder has asserted a default under any such deed of trust or mortgage and has exercised, or intends to exercise, foreclosure proceedings;

(j)all Royalties if the net cumulative effect of such burdens (i) does not operate to reduce the Net Revenue Interest for such Property to an amount less than the “Net Revenue Interest” set forth on Exhibit D for such Property (ii) does not obligate Seller to bear a Working Interest for such Property in any amount greater than the “Working Interest” set forth on Exhibit D for such Property (without at least a proportionate increase in the Net Revenue Interest which Seller is entitled to receive from such Property); and

(k)(i) the matters set forth on Exhibit 7.3, and (ii) any other terms, conditions, restrictions, exceptions, reservations and limitations contained in the Leases, Material Contracts and Easements listed on an Exhibit hereto, in the case of clause  (ii), that individually or in the aggregate do not (A) materially interfere with the ownership, operation or use of any of the Properties, (B) operate to reduce the Net Revenue Interest for any Property to an amount less than the “Net Revenue Interest” set forth on Exhibit D for such Property, or (C) obligate Seller to bear a Working Interest for such property in any amount greater than the “Working Interest” set forth on Exhibit D for such property (without at least a proportionate increase in the Net Revenue Interest which Seller is entitled to receive from such Property).

Section 7.4Seller’s Response to Asserted Defects.  In the event that Buyer notifies Seller of Asserted Defects:

(a)Cure.  Seller may (but shall have no obligation to) attempt to cure at its sole cost and expense, up to the date that is three (3) Business Days prior to Closing (“Cure Period”), any Asserted Defects.

(b)Remedies for Uncured Asserted Title Defects.  Subject to Seller’s continuing right to dispute the existence or amount of an Asserted Title Defect and subject to the rights of the Parties pursuant to Section 8.1(c) and Section 8.2(c), in the event that any Asserted Title Defect is not waived in writing by Buyer or cured on or before Closing, then, subject to the limitations set forth in Section 7.7 below, the Base Purchase Price shall be reduced by the Defect Amount determined pursuant to Section 7.5; provided, however, that in the event the Defect Amount is equal to ninety-five percent (95%) or more of the Allocated Amount of the affected Property, Seller may elect to exclude such Property from the transaction contemplated herein and it shall be considered an Excluded Property and the Base Purchase Price shall be reduced by the Allocated Amount of such Property.

(c)Remedies for Uncured Asserted Environmental Defects.  Subject to Seller’s continuing right to dispute the existence or amount of an Asserted Environmental Defect and subject to the rights of the Parties pursuant to Section 8.1(c) and Section 8.2(c), in the event that any Asserted Environmental Defect is not waived in writing by Buyer or cured on or before Closing, then, subject to the limitations set forth in Section 7.7 below, the Base Purchase Price shall be reduced by the Defect Amount determined pursuant to Section 7.5; provided, however, that in the event (i) the Defect Amount is greater than or equal to the Allocated Amount of the affected Property or (ii) Seller withholds consent for a Phase II Environmental Assessment requested by Buyer pursuant to Section 6.2, then Seller or Buyer may elect to exclude such Property from the transaction contemplated herein and it shall be considered an Excluded Property and the Base Purchase Price shall be reduced by the Allocated Amount of such Property.

Section 7.5Adjustment For Uncured Asserted Defects.  The amount by which the Allocated Amount of an affected Property is reduced as a result of the existence of an Asserted Title Defect or an Asserted Environmental Defect shall be the “Defect Amount” and shall be determined in accordance with the following terms and conditions:

(a)if Buyer and Seller agree on the Defect Amount, then that amount shall be the Defect Amount;

(b)If the Asserted Defect is a Defect described in clause (i) of Section 7.2(a) or clause (i) of Section 7.2(e) and there is a proportionate decrease in Seller’s Working Interest in such Well, as set forth on Exhibit D, the Defect Amount shall be an amount determined by multiplying the Allocated Amount for such Well by a fraction (i) the numerator of which is an amount equal to the “Net Revenue Interest” or “Farmout Net Revenue Interest”, as applicable, shown on Exhibit D for such Well, less the actual Net Revenue Interest to which Seller is entitled and (ii) the denominator of which is the “Net Revenue Interest” or “Farmout Net Revenue Interest”, as applicable, shown for such Well on Exhibit D.

(c)If the Asserted Defect is a Defect described in Section 7.2(b), then the Defect Amount shall be the lesser of (i) the amount necessary to be paid to remove the Asserted Defect from the affected Property or (ii) the Allocated Amount of such Property.

(d)If the Asserted Defect is a Defect described in Section 7.2(c) or Section 7.2(d), the Defect Amount shall be an amount determined by multiplying the Allocated Amount for such Lease by a fraction (i) the numerator of which is an amount equal to the “Net Mineral Acres” or “Farmout Net Mineral Acres”, as applicable, shown on Exhibit D for such Lease, less the Net Mineral Acres actually owned by Seller  (or, with respect to the “Farmout Net Mineral Acres”, less the actual Net Mineral Acres Seller is entitled to earn under the Farmout Agreement) and (ii) the denominator of which is the “Net Mineral Acres” or “Farmout Net Mineral Acres”, as applicable, shown for such Lease on Exhibit D.

(e)If the Asserted Defect is a Defect described in Section 7.2(f), the Defect Amount shall be the lesser of (i) the costs to Remediate such Defect consistent with the requirements of Applicable Environmental Laws or (ii) the Allocated Amount of such Property as adjusted pursuant to the provisions of this Agreement including, without limitation, the other subsections of this Section 7.5.

(f)If the Asserted Defect is not of the type described in the other subsections of this Section 7.5, the Defect Amount shall be determined by taking into account (i) the portion of the Property affected by such Asserted Defect, (ii) the legal effect of such Asserted Defect, (iii) the economic effect of such Asserted Defect over the life of the Property, (iv) the values placed upon such Asserted Defect by Buyer and Seller and (v) such other reasonable factors as are necessary to make a proper evaluation.

Section 7.6Title Benefits.  If prior to the Defect Deadline, Seller should determine that (a) the ownership of the Properties by Seller entitles Seller to a Net Revenue Interest in a Well listed on Exhibit D greater than the Net Revenue Interest for such Well under the column headed “Net Revenue Interest” on Exhibit D, or (b) Seller owns a number of Net Mineral Acres in a Lease that is greater than is shown under the column headed “Net Mineral Acres” on Exhibit D for such Lease (a “Title Benefit”), then Seller may provide Buyer with a “Title Benefit Notice”, which shall include (i) a description of the Title Benefit and the Properties affected by the Title Benefit, (ii) supporting documents reasonably necessary for Buyer to verify the existence of such Title Benefit and (iii) the amount by which Seller reasonably believes the Allocated Amount of such Properties is increased by the Title Benefit and the computations upon which Seller’s belief is based.  Seller shall be deemed to have waived any Title Benefits that Seller fails to provide a Title Benefit Notice therefore on or before the Defect Deadline. Subject to Buyer’s continuing right to dispute the existence or amount of a Title Benefit, as Seller’s sole and exclusive remedy for any Title Benefits, the amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, shall be applied as to offset the aggregate Title Defect Amount attributable to Asserted Title Defects, if any.

Section 7.7Limitations on Adjustments.

(a)Title Defects.  If the Base Purchase Price reduction with respect to a particular Asserted Title Defect which would result from the above provided for procedure does not exceed Twenty Five Thousand Dollars ($25,000), no adjustment shall be made for such Asserted Title Defect.  If the Base Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Title Defects for which an adjustment is to be made does not exceed one and a half percent (1.5%) of the Base Purchase Price (the “Title Defect Deductible”), then no adjustment of the Base Purchase Price shall occur and none of the Properties which would be excluded by such procedure shall be excluded.  If the Base Purchase Price reduction which would result from the above provided for procedure as applied to all Asserted Title Defects for which an adjustment is to be made exceeds the Title Defect Deductible, the Base Purchase Price shall be adjusted by the amount by which such reduction exceeds the Title Defect Deductible (the “Title Defect Amount”).

(b)Environmental Defects.  If the Base Purchase Price reduction with respect to a particular Asserted Environmental Defect which would result from the above provided for procedure does not exceed Twenty Five Thousand Dollars ($25,000), no adjustment shall be made for such Asserted Environmental Defect.  If the Base Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Environmental Defects for which an adjustment is to be made does not exceed one and a half percent (1.5%) of the Base Purchase Price (the “Environmental Defect Deductible”), then no adjustment of the Base Purchase Price shall occur, and none of the Properties which would be excluded by such procedure shall be excluded.  If the Base Purchase Price reduction which would result from the above provided for procedure as applied to all Asserted Environmental Defects for which an adjustment is to be made exceeds the Environmental Defect Deductible, the Base Purchase Price shall be adjusted by the amount by which such reduction exceeds the Environmental Defect Deductible (the “Environmental Defect Amount”).

(c)Other Limitations.  In no event shall an adjustment for any Asserted Defect exceed the Allocated Amount of the Property to which such Asserted Defect relates.  All Asserted Defect values and related adjustments to the Base Purchase Price shall be made without duplication.

Section 7.8Title Dispute Resolution.  Seller and Buyer shall attempt to agree on all Asserted Defects, Defect Amounts, Title Benefits and Title Benefit Amounts prior to Closing.  If Seller and Buyer are unable to agree by Closing, the Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 7.8.  There shall be a single arbitrator, who shall be a title or environmental attorney, as applicable, with at least 10 years’ experience in oil and gas title or environmental matters, as applicable, involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Cure Period (the “Defect Arbitrator”).  In the event the Parties are unable to mutually agree upon the Arbitrator within such time period, then application shall be made to the AAA to appoint the Defect Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Arbitrator shall be bound by the rules set forth in this Article VII and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary to make a proper determination. The Arbitrator, however, may not award the Buyer a greater Defect Amount than the Defect Amount claimed by Buyer in its applicable Defect Notice, or award the Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice.  The Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Defect, Title Benefit, Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.  To the extent that the award of the Title Arbitrator with respect to any Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Base Purchase Price at Closing, then within 10 days after the Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Defect Amount or a Title Benefit Amount, then such adjustment shall be made pursuant to Section 11.3.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of Closing, the Base Purchase Price shall be reduced at Closing pursuant to this Article VII (using the Defect Amounts asserted in good faith by Buyer and the Title Benefit Amounts asserted in good faith by Seller).

Article VIII
Conditions Precedent to Closing Obligations

Section 8.1Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

(a)Representations True and Correct.  Each and every representation of Seller under this Agreement shall be true and accurate in all material respects (except for those representations and warranties qualified by materiality, which shall be true in all respects) as of the date when made and shall be true and accurate in all material respects (except for those representations and warranties qualified by materiality, which shall be true in all respects) at and as of such time of Closing as if it had been made again at and as of the Closing.

(b)Compliance with Covenants and Agreements.  Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c)Price Adjustment Limitations.  The aggregate adjustment (if any) of the Purchase Price which results from the procedures set forth in Section 6.5, Article VII and Section 13.1 does not exceed fifteen percent (15%) percent of the Base Purchase Price.

(d)Litigation.  No suit, action or other proceedings (other than any suit, action or other proceeding brought by a Party or an Affiliate of a Party) shall, on the date of Closing, be pending or threatened before any court or Governmental Authority seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(e)Farmout Agreement.  The consent required from ConocoPhillips Company under the Farmout Agreement shall have been obtained.

Section 8.2Conditions Precedent to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the each of the following conditions being met:

(a)Representations True and Correct.  Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects (except for those representations and warranties qualified by materiality, which shall be true in all respects) as of the date when made and shall be true and accurate in all material respects (except for those representations and warranties qualified by materiality, which shall be true in all respects) at and as of such time of Closing as if it had been made again at and as of the Closing.

(b)Compliance With Covenants and Agreements.  Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)Price Adjustment Limitations.  The aggregate adjustment (if any) to the Base Purchase Price which results from the procedures set forth in Section 6.5, Article VII and Section 13.1 does not exceed fifteen percent (15%) percent of the Base Purchase Price.

(d)Litigation.  No suit, action or other proceedings (other than any suit, action or other proceeding brought by a Party or an Affiliate of a Party) shall, on the date of Closing, be pending or threatened before any court or Governmental Authority seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(e)Farmout Agreement.  The consent required from ConocoPhillips Company under the Farmout Agreement shall have been obtained.

Section 8.3Termination.

(a)This Agreement may be terminated prior to Closing as follows:

(i)by mutual written consent of Seller and Buyer;

(ii)by Sellers, if the Closing does not occur on or before 5:00 pm in CST on June 15, 2017 (the “Outside Date”);

(iii)by Buyer, if the Closing does not occur on or before the Outside Date;

(iv)by Sellers, at or after the Scheduled Closing Date, if the conditions set forth in Section 8.1 have been satisfied, but the conditions set forth in Section 8.2 are not satisfied or are not capable of satisfaction at such time and are not waived by Sellers;

(v)by Buyer, at or after the Scheduled Closing Date, if the conditions set forth in Section 8.2 have been satisfied, but the conditions set forth in Section 8.1 are not satisfied or are not capable of satisfaction at such time and are not waived by Buyer;

(vi)by either Party if, at or after the Scheduled Closing Date, the conditions set forth in Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.2(c), Section 8.2(d) or Section 8.2(e) have not been satisfied or waived by Seller or Buyer, as applicable, and are not capable of satisfaction on or prior to the Outside Date.

Any termination pursuant to Section 8.3(a)(i) through 8.3(a)(vi) shall be effective upon the non-terminating Party’s receipt of the terminating Party’s written notice of termination.  Any termination of this Agreement by Sellers shall require notice from both PetroCap and CPX and this Agreement may not be terminated upon notice from only one Seller.

(b)If (i) this Agreement is terminated by Sellers pursuant to Section 8.3(a)(ii) or Section 8.3(a)(iv) or by Buyer pursuant to Section 8.3(a)(iii) and (ii) at the time the written notice of termination is provided to the non-terminating Party (A) Buyer is in breach of this Agreement where such breach or breaches in the aggregate result (or would result if the Closing were then scheduled to occur) in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b), (B) Seller is not in breach of this Agreement where such breach or breaches in the aggregate result (or would result if Closing were then scheduled to occur) in a failure of a conditions set forth in Section 8.1(a) or Section 8.1(b), and (C) all conditions to Closing set forth in Sections 8.1(c) through (e) are satisfied (or would be satisfied, solely but for any breaches of this Agreement by Buyer), then the Parties shall instruct the Escrow Agent to pay to Seller, as its sole and exclusive remedy, the Deposit as liquidated damages and not as a penalty.  The Parties agree that the damages set forth in this Section 8.3(b) will be deemed liquidated damages and that the amount of liquidated damages is reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from Buyer’s breaches of this Agreement.

(c)If (i) Buyer is entitled to terminate this Agreement pursuant to Section 8.3(a)(iii) or Section 8.3(a)(v), or Sellers elect to terminate this Agreement pursuant to Section 8.3(a)(ii),

(ii) either Seller is in breach of this Agreement where such breach or breaches in the aggregate results (or would result if the Closing were then scheduled to occur) in a failure of a condition set forth in Section 8.1(a) or Section 8.1(b), (iii) Buyer is not in breach of this Agreement where such breach or breaches in the aggregate result (or would result if Closing were then scheduled to occur) in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b), and (iv) all conditions to Closing set forth in Section 8.2(c) through (e) are satisfied (or would be satisfied, solely but for any breaches of this Agreement by Seller), then Buyer shall be entitled to any and all remedies available at Law (subject to the limitations in Section 17.5) or equity against such Seller, including any rights to specific performance of this Agreement, in accordance with this Section 8.3(c).  In the circumstances described in this Section 8.3(c), the Parties acknowledge and agree that Buyer shall be entitled to specific performance in the broadest sense necessary to effect the consummation of the transactions contemplated by this Agreement.  The Parties specifically agree that the Arbitration Panel shall have the power to award specific performance if requested by the Buyer and that the Parties shall take all necessary steps to give effect to an award of specific performance in the event specific performance is so awarded.  The Buyer shall not be required to establish that it lacks an adequate remedy at law as a condition to obtaining an order for specific performance.  In the event that (A) the Buyer does not seek an order to compel specific performance, or an order of specific performance is not awarded, and (B) the conditions set forth in clause (i), (ii), (iii) and (iv) of this Section 8.3(c) are met, then, in addition to the return of its Deposit and payment of the Reimbursed Cost Amount, Buyer shall be entitled to recover damages which shall be limited to an amount equal to the lesser of (x) the actual out of pocket costs paid by Buyer to Third Parties in connection with this Agreement, and (y) three million dollars ($3,000,000); provided, however, that any action to recover such damages shall be brought within thirty (30) days following the later of (1) termination of this Agreement and (2) the withdrawal or termination of any action brought by Buyer to compel specific performance, and any failure by Buyer to bring such an action during such time period shall be deemed a waiver of Buyer’s rights with respect to such damages.  Notwithstanding the foregoing, in the circumstances described in this Section 8.3(c), if Buyer elects to bring an action to compel specific performance, Buyer shall bring such action no later than thirty (30) days following termination of this Agreement, and if Buyer fails to bring such an action within such period, Buyer shall be deemed to have waived its right to compel specific performance of this Agreement (but shall not be deemed to have waived its right to recover damages).

(d)If this Agreement is terminated pursuant to this Section 8.3, this Agreement shall become void and of no further force or effect, except for the provisions of Section 6.3 (Exculpation and Indemnification), Section 8.3 (Termination), Section 12.4 (No Commissions Owed), Article XVI (Dispute Resolution), Section 17.5 (Parties Bear Own Expenses/No Special Damages), Section 17.8 (Choice of Law), Section 17.21 (Confidentiality), and such parts of Article I (Definitions and References) as are necessary to give effect to the foregoing, all of which shall continue in full force and effect in accordance with their terms.  If Buyer or Seller terminates this Agreement pursuant to Section 8.3 (other than in the circumstances described in Sections 8.3(b) or (c)), neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement, but, in such event, the Parties shall immediately (but in no event later than two (2) days after termination) instruct the Escrow Agent to return the Deposit to Buyer.

(e)If this Agreement is terminated for any reason pursuant to this Section 8.3, Seller shall reimburse Buyer for costs incurred by Buyer in accordance with the terms and provisions of the Side Letter Agreement (the “Reimbursed Cost Amount”).  The Reimbursed Cost Amount shall be paid by Seller in accordance with the terms and provisions of the Side Letter Agreement.  The Reimbursed Cost Amount shall not constitute damages and shall not count toward the limitation on damages set forth in Section 8.3(c).

Article IX
Closing

Section 9.1Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Thompson & Knight LLP at One Arts Plaza, 1722 Routh Street, Suite 1500, Dallas, Texas 75201, or at such other place mutually agreed by the Parties, on May 15, 2017 (the “Scheduled Closing Date”), at 10:00 a.m. Central Standard Time, or if the conditions referred to in Sections 8.1 and 8.2 have not been satisfied or waived in writing by the Scheduled Closing Date, then Seller (in the case of a failure of a condition set forth in Section 8.2) or Buyer (in the case of a failure of a condition set forth in Section 8.1) shall provide written notice to the other Party describing, in reasonable detail, such failure.  In such event, the Closing Date shall be extended until three (3) Business Days after such conditions have been satisfied or waived, subject to the Parties right to terminate under Section 8.3.  The date on which the Closing occurs is referred to as the “Closing Date”.

Section 9.2Seller’s Closing Obligations.  At the Closing,

(a)Delivery of Conveyance.  Upon receipt of payment of the amount provided in Section 9.3(a), Seller shall execute, acknowledge and deliver to Buyer, and shall cause CPX Operating to execute, acknowledge and deliver to Buyer, a conveyance of the Properties, including those Properties owned by CPX Operating as further set forth on Exhibit 9.2(a) (the “Conveyance”), in the form attached hereto as Schedule I (and with Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit B and Exhibit C hereto, with such modifications as may be mutually agreed to by Buyer and Seller, being attached thereto), effective as of 7:00 a.m. local time where the Properties are located on May 1, 2017 (herein called the “Effective Date”).

(b)Federal and State Conveyance Forms.  Seller shall execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable Governmental Authorities for transfers of any interests in state, federal or Indian leases included in the Oil and Gas Properties.

(c)Letters in Lieu.  Seller shall, if requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties.

(d)Turn Over Possession.  Seller shall turn over possession of the Properties to the extent Seller can do so.

(e)IRS Form 8594.  Seller shall provide a copy of IRS Form 8594 completed in accordance with Section 3.4.

(f)Release of Liens.  Seller shall deliver original, executed and acknowledged releases, in recordable form, of all mortgage liens, security interests and financings statements granted by Seller or its Affiliates that encumber the Properties, including the liens  described on Exhibit 4.1(n).

(g)Change of Operator Forms.  Seller shall deliver appropriate evidence reflecting change of operator as required by applicable Governmental Authorities.

(h)Non-Foreign Status Affidavit.  If requested, Seller shall deliver a non-foreign status affidavit in the form (except for any de minimis changes thereto) of Schedule II attached hereto, as required by Section 1445 of the Code, executed by Seller.

(i)Closing Certificate.  Each Seller shall deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by an executive officer of Seller, certifying that all of the conditions set forth in Section 8.1 have been satisfied.

Section 9.3Buyer’s Closing Obligations.  At the Closing,

(a)Payment to Seller.  Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to the Purchase Price, less the Deposit.

(b)Succession by Buyer.  Buyer shall (A) furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding and surety requirements) as Seller may require that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties, (B) with respect to properties operated by Seller where Buyer is to succeed as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable Governmental Authorities, and (C) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the Wells or on units in which the Properties participate.

(c)IRS Form 8594.  Buyer shall provide a copy of IRS Form 8594 completed in accordance with Section 3.4.

(d)Closing Certificate.  Buyer shall deliver to Seller a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer, certifying that all of the conditions set forth in Section 8.2 have been satisfied.

Article X
Post Closing Actions

Section 10.1Transfer of Files.  Seller will use its best efforts to deliver to Buyer, at Buyer’s expense, and within ten (10) days after Closing, all files, records, and data relating to the Properties, including, without limitation, the following, if and to the extent that such files exist:  all books, records, reports, manuals, files, title documents (including correspondence and curative), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, and field studies, together with other files, contracts, and other records and data and maps including any interpretations, analyses and reports related thereto, but excluding from the foregoing (a) Privileged Information, (b) Confidential Information, (c) the Seller Party Documents, or (d) to the extent such disclosure or transfer is subjected to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable.  As to those files and records containing Confidential Information, Seller shall make a commercially reasonable good faith effort to obtain permission to provide such files or records to Buyer without waiving any legal privilege breaching any agreement within five (5) days after the Closing, provided Seller is only obligated to cause those responsible for the files to expend a reasonable amount of time in an effort to obtain such permission and Seller shall not be obligated to incur any costs or expenses to obtain such permission other than the salaries of such employees; provided, however, that in no event shall Seller have any obligations with respect to Privileged Information or the Seller Party Documents.  Seller may, at its election, make and retain copies of any or all such files.  Buyer shall preserve all files so delivered by Seller for a period of five (5) years following Closing and will allow Seller access (including, without limitation, the right to make copies at Seller’s expense) to such files at all reasonable times.

Section 10.2Operational Transition. THERE IS NO ASSURANCE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE OTHER PARTIES OWN INTERESTS IN THE WELLS LOCATED THEREON AND BUYER ACCEPTS THE RISK THEREOF.

Section 10.3Notifications by Buyer.  Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and Governmental Authorities that it has purchased the Properties.

Section 10.4Farmout Agreement.  Without limiting the generality of the other terms and provisions of this Agreement, (a) the Conveyance is being executed and delivered expressly subject to the terms and provisions of the Farmout Agreement, and (b) Buyer expressly agrees to be bound by the terms of the Farmout Agreement and any applicable Operating Agreement (as defined in the Farmout Agreement).  Further, between the Execution Date and the Closing Date, Buyer shall comply with the provisions set forth in Article 37 of the Farmout Agreement; provided, however, that nothing contained in this Section 10.4 shall be construed to require Buyer to obtain approval of the Seller or the counterparty to the Farmout Agreement to disclose information with respect to this Agreement or the transaction represented herein (including the names of the parties to this Agreement) to the extent, and then only to the extent, required by applicable Law or necessary to comply with disclosure requirements of the SEC, New York Stock Exchange, or any other regulated stock exchange; provided, further, however, that Buyer shall consult with Seller regarding (and shall allow Seller to review and provide comments to) any such required disclosure prior to disclosure to any Third Party and shall use commercially reasonably efforts to obtain any consent or approval necessary from any Third Parties in connection therewith.

Section 10.5Financial Statements.  Each Seller shall reasonably cooperate with Buyer and make available, during normal business hours, to Buyer and its representatives prior to and for a period of fifteen (15) months following the Closing Date any and all existing information and documents relating to revenues and expenses attributable to the Properties and in the possession of such Seller that Buyer may reasonably require to comply with Buyer’s tax and financial reporting requirements and audits, including any filings with any Governmental Authority and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934.  Without limiting the generality of the foregoing, each Seller will use its commercially reasonable efforts after execution of this Agreement and following the Closing Date to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit or review of any revenue and expense records attributable to the Properties that Buyer or any of its affiliates requires to comply with their tax, financial and other reporting requirements.  Each Seller’s cooperation will include (i) reasonable access during normal business hours to such Seller’s employees and representatives designated by such Seller who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; and (ii) delivery of one or more customary representation letters from such Seller to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to allow Buyer’s Auditor to issue an opinion with respect to its audit or review.  Buyer will pay or, if paid, reimburse the applicable Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket costs incurred by such Seller in complying with the provisions of this Section 10.5.  Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its Affiliates or any Third Party any rights to which it is not otherwise expressly entitled hereunder.

Article XI
Accounting Adjustments

Section 11.1 Adjustments for Revenues and Expenses.  Appropriate adjustments to the Base Purchase Price and the Purchase Price, as applicable, shall be made between Buyer and Seller so that:

(a)except as expressly provided otherwise in this Agreement, Buyer shall be entitled to its rights of ownership (including the right to production, proceeds of production and other proceeds), and shall be responsible for and bear (by payment, through the adjustments provided for herein or otherwise) all Property Expenses, in each case, attributable to the Properties for the period of time from and after the Effective Date.  Additionally, Buyer shall pay to Seller $50,000 per month as overhead for Seller’s operation of the Properties (prorated for any period less than one month) for each month or part thereof between the Effective Date and Closing; and

(b)except as provided in subsection (c) below, Section 11.4 below, Article XII, Article XV, and Exhibit 4.1(h), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for and bear (by payment, through the adjustments provided for herein or otherwise) all Property Expenses, in each case, attributable to the Properties for the period of time prior to the Effective Date; and

(c)It is agreed that, in making such adjustments:

(i)oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date and valued at the actual contract price or the price Seller would otherwise receive as of the Effective Date,

(ii)the provisions of Section 17.3 shall be effective as of the Effective Date,

(iii)casualty losses shall be handled in accordance with Section 13.1,

(iv)delay rentals shall be attributable to the date paid and not prorated over the period of such delay, and

(v)the Parties shall bear responsibility for Income Taxes and Asset Taxes as set forth in Article XV.

(d)The Base Purchase Price shall be reduced by an amount equal to all funds attributable to the Properties being held in suspense by Seller on the Closing Date.

(e)The Base Purchase Price shall be increased by one million dollars ($1,000,000) to account for the cost of certain activities as provided in Section VII of the Side Letter Agreement.

(f)In the event Buyer elects to exclude the Orla Frac Pond #1 pursuant to the terms of the Side Letter Agreement, the Base Purchase Price shall be reduced by four hundred and fifty thousand dollars ($450,000).

Section 11.2Initial Adjustment at Closing.  At least five (5) days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for (a) in Section 11.1 above using the best information available to Seller at the time, which (i) for known amounts, shall be based on amounts which prior to such time have actually been paid or received by Seller and (ii) for unknown amounts, shall be based on Seller’s reasonable  good faith estimates, and (b) in Section 11.5, if any. Buyer and Seller shall use their commercially reasonable efforts to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller’s computation shall be used at Closing, subject to further adjustment under Section 11.3 below.

Section 11.3Adjustment Post Closing.  On or before ninety (90) days after the Closing, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) prepared by Seller based on actual income and expenses during the period between the Effective Date and Closing and which takes into account all final adjustments made to the Purchase Price. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement

Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), each of Buyer and Seller shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Accounting Arbitrator, together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position (or another position which shall be no less favorable to Seller than Buyer’s position and no less favorable to Buyer than Seller’s position) with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne pro rata between the Parties with each Party being responsible for the Accounting Arbitrator’s costs to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator. If the adjustments set forth in the Final Settlement Statement are mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the adjusted Purchase Price shall be final and binding on the Parties, subject to the provisions of Section 11.4. Any difference in the Purchase Price as paid at Closing and the Purchase Price as adjusted pursuant to the Final Settlement Statement shall be paid by the owing Party to the owed Party within 10 days after final determination of such owed amounts in accordance herewith. All amounts paid pursuant to this Section 11.3 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

Section 11.4Additional Expenses.  After the Parties’ agreement upon the Final Settlement Statement, (i) if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if either Party pays monies which are the obligation of the other Party under Section 11.1 above, then such other Party shall, within 30 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such expenses, (iii) if a Party receives an invoice of an expense or obligation (other than an invoice of an expense or obligation with respect to Asset Taxes or Income Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice or other evidence of an obligation (other than an obligation with respect to Asset Taxes or Income Taxes) is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.

Section 11.5Imbalance Adjustments.  If there exists any overproduction or underproduction with respect to the Wells as of the Effective Date and either Buyer or Seller gives the other Party written notice of such fact prior to the Defect Deadline, a determination shall be made pursuant to Section 11.2 prior to Closing of (a) the actual amount of overproduction and (b) the actual amount of underproduction.  If there is an actual amount of overproduction, then the Purchase Price shall be decreased by an amount equal to the actual contract price or the price Seller would otherwise receive as of the Effective Date for each Mcf of the excess.  In addition, if there is an actual amount of underproduction, the Purchase Price shall be increased by an amount equal to the actual contract price or the price Seller would otherwise receive as of the Effective Date for each Mcf of the excess.

Section 11.6Suspended Funds.  Seller shall retain all funds (including interest owed thereof, if any) relating to the Properties that are held in suspense by Seller as of the Closing Date as further set forth on Exhibit 4.1(v).  Buyer acknowledges that the Base Purchase Price will be reduced at Closing to account for such suspended funds and, from and after the Closing, Buyer shall be responsible for the proper distribution of all such suspended proceeds.  Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all claims, liabilities and losses related to such suspended proceeds except to the extent Seller unlawfully suspended such proceeds.

Article XII
Assumption and Indemnification

Section 12.1Assumption and Indemnification By Buyer.  From and after the Closing, Buyer shall assume timely pay and perform, all duties, obligations and liabilities relating to the ownership and/or operation of the Properties regardless of whether the same accrued or otherwise arose before or after the Closing (including, without limitation, those arising under the Applicable Contracts), other than the Retained Obligations (collectively, the “Assumed Obligations”). Provided that the Closing occurs, Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and against any and all claims, actions, causes of action, liabilities, damages, costs or expenses (including, without limitation, court costs and consultants’ and attorneys’ fees) of any kind or character (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) arising out of:

(a)any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement;

(b)the Assumed Obligations, provided that, with respect to Seller’s Indemnified Claims that occurred or arose before the Closing, Buyer is not obligated to indemnify Seller under this subparagraph (b) for any Buyer’s Indemnified Claim to the extent that Seller is obligated to indemnify Buyer for such Buyer’s Indemnified Claim pursuant to this Agreement;

(c)except for the Retained Obligations, the condition (“Condition of the Properties”) of the Properties on the date of Closing (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, Applicable Environmental Laws, rules, regulations and orders, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing; provided that, with respect to Seller’s Indemnified Claims that occurred or arose before the Closing, Buyer is not obligated to indemnify Seller under this subparagraph (c) for any Buyer’s Indemnified Claim to the extent that Seller is obligated to indemnify Buyer for such Buyer’s Indemnified Claim pursuant to this Agreement; or

(d)any Defect, except for any right of Buyer under Article VII to an adjustment to the Base Purchase Price for such Defect or to exclude a Property for such Defect and to receive a reduction in the Base Purchase Price to account for the exclusion of such Property.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 12.2Indemnification By Seller.  Sellers shall retain all costs, obligations and liabilities related to the Retained Obligations.  From and after Closing, each Seller Party severally (and not jointly) shall indemnify and hold the Buyer Indemnified Parties harmless from and against any and all claims, actions, causes of action, liabilities, damages, costs or expenses (including without limitation court costs and consultants and attorneys' fees) (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) arising out of:

(a)the employment relationship between Seller and any of Seller’s present or former employees or the termination of any such employment relationship;

(b)any personal injury (including death) or property damage related to Seller’s ownership or operation of the Oil and Gas Properties prior to Closing;

(c)the liens described on Exhibit 4.1(n);

(d)any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement; or

(e)the Retained Obligations.

provided, however, no Seller Party shall be obligated to indemnify Buyer under this Section 12.2(d) for a misrepresentation or breach of any representation or warranty contained in this Agreement (i) any individual Buyer’s Indemnified Claim unless the amount of such Buyer’s Indemnified Claim exceeds $25,000, and (ii) any Buyer’s Indemnified Claims exceeding $25,000 except to the extent, if any, that the aggregate of all of Buyer’s Indemnified Claims exceeds two percent (2%) of the Base Purchase Price; provided, further, however, that the foregoing limitations shall not apply to Buyer’s Indemnified Claims (A) under Section 12.2(d)

for any misrepresentation or breach of any Fundamental Representations or breach of any covenant or agreement in this Agreement, or (B) under Section 12.2(a), (b), (c) or (e).

Section 12.3Notice of Claim.  If indemnification pursuant to Section 12.1 or Section 12.2 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and for a period of thirty (30) days shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.  In the case of a claim for indemnification based upon a Third Party claim, the indemnifying party, on or before the 30th day after its receipt of the claim notice under this Section 12.3, shall notify the Indemnitee whether it admits or denies its liability to defend the Indemnitee against the claim at the sole cost and expense of the indemnifying party.  Any failure by the indemnifying party to admit or deny its liability to defend the indemnitee shall be deemed to be a denial by the indemnifying party as to its liability or obligation to defend the Indemnitee.  The Indemnitee is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the indemnifying party and that is not prejudicial to the indemnifying party.  If the indemnifying party does not admit its liability to defend the Indemnitee or admits its liability to defend the Indemnitee but fails diligently to prosecute or settle the claim, then the Indemnitee shall have the right to defend against the claim at the sole cost and expense of the indemnifying party, with counsel of the Indemnitee’s choosing, subject to the right of the indemnifying party to admit its liability to defend the Indemnitee and assume the defense of the claim at any time prior to its settlement or final determination.  If the indemnifying party has not yet admitted its liability to defend the Indemnitee for a Claim, the Indemnitee shall notify the indemnifying party of any proposed settlement and the indemnifying party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability to defend the Indemnitee for the claim, and (ii) if its liability to defend the Indemnitee is so admitted, to reject, in its reasonable judgment, the proposed settlement.  If the Indemnitee settles any Third Party claim over the objection of the indemnifying party after the indemnifying party has timely admitted its obligation for indemnification in writing and assumed the defense of the Third Party claim, the Indemnitee shall be deemed to have waived any right to indemnity with respect to the Third Party claim.  The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

Section 12.4No Commissions Owed.  Seller agrees to indemnify and hold the Buyer Indemnified Parties harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Buyer agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Section 12.5Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by Law.

Section 12.6Materiality.  Notwithstanding anything herein or in any agreement delivered hereunder to the contrary, for the purpose of calculating the amount of damages in connection with any Buyer’s Indemnified Claim (but not for the purpose of determining whether a breach has occurred or the Buyer is entitled to indemnity hereunder) no effect shall be given to any qualifiers as to materiality, Material Adverse Effect or material adverse effect set forth in any representation or warranty or any certifications and affirmations of representations or warranties in any certificate delivered at Closing.

Section 12.7Indemnity Escrow.

(a)On the Closing Date, Escrow Agent shall retain the Deposit in the Escrow Account (such amount, the “Indemnity Escrow Amount”) for the purpose of securing the satisfaction and discharge of indemnity claims of Buyer against Seller under this Agreement.  The Indemnity Escrow Amount shall be governed by the provisions of this Section 12.7 and the Escrow Agreement. The joint, written authorization of representatives of Buyer and Sellers pursuant to the Escrow Agreement shall be required for the disbursement of any portion of the Indemnity Escrow Amount. The Indemnity Escrow Amount shall not limit Buyer’s right to recover any amount otherwise due from Sellers hereunder but is intended only to provide a secure source of funding for such recovery.

(b)With respect to each claim for indemnification asserted in writing by Buyer against Seller pursuant to Article XII during the Survival Period, upon final resolution or determination of such an indemnity or warranty claim by the Parties or in accordance with this Article XII, resolving the claim in favor of Buyer, Buyer and Sellers shall jointly instruct the Escrow Agent to disburse to Buyer the amount set forth in such joint written instruction, which will be that portion of the Indemnity Escrow Amount being held in the Escrow Account as would satisfy such finally resolved or determined indemnity or warranty claim.

(c)On the nine-month anniversary of the Closing Date, Buyer and Sellers shall jointly instruct the Escrow Agent to release to Sellers an amount equal to fifty percent (50%) of the total of any amounts then-remaining in the Escrow Account less the aggregate amount of all outstanding claims for indemnification or warranty asserted in good faith by Buyer, which Buyer has provided to Sellers in writing in accordance with Article XII that have not been previously satisfied (which monies shall remain part of the Escrow Account until final resolution of such outstanding indemnity and/or warranty claims). For the avoidance of doubt, an amount equal to

50% of the Deposit plus all interest earned thereon plus the aggregate amount of all such outstanding claims shall remain part of the Escrow Account for the remaining Survival Period.

(d)Buyer and Sellers shall jointly instruct the Escrow Agent to release to Sellers any amounts then remaining in the Escrow Account on the first Business Day after the expiration of the Survival Period, except for the aggregate amount of all outstanding claims for indemnification or warranty which Buyer has provided in writing and in good faith to Sellers in accordance with Article XII that have not been previously satisfied (which monies shall remain part of the Indemnity Escrow Account until final resolution of such outstanding indemnity and/or warranty claims).

Article XIII
Casualty Losses

Section 13.1Casualty Loss.  In the event of damage by fire or other casualty to, or condemnation of, all or any portion the Properties prior to the Closing, this Agreement shall remain in full force and effect, and in such event:

(a)Oil and Gas Properties.  As to each such Property so affected which is an Oil and Gas Property, then (unless Seller is able to and elects to repair such damage, which Seller shall have no obligation to do, in which case all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), the Purchase Price will not be adjusted, and Seller shall, at Seller’s election, either collect (and when collected pay over to Buyer) any insurance claims related to such damage, or assign to Buyer such insurance claims, and, in either event, Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

(b)Other Properties.  As to each such Property which is other than an Oil and Gas Property and which is not condemned, Seller shall, at Seller’s election, either (i) repair such damage or replace such Property, (ii) collect (and when collected pay over to Buyer) any insurance claims related to such damage, or (iii) assign to Buyer any insurance claims related to such damage.  Whether Seller elects either (i), (ii) or (iii) under this Section 13.1(b), Buyer shall take title to the Property (or the replacement property to the extent Seller elects to replace such Property under (i)) affected by such loss without reduction of the Purchase Price.

Seller shall maintain its existing insurance coverage, and in the event of a loss other than condemnation or other governmental taking which is not covered by insurance, Seller shall have no obligation to Buyer with respect thereto; provided that, if Buyer so requests, and if Seller has not repaired the damage or replaced the Property and if Buyer has not elected option (i) in Section 13.1(a) above, Seller will assign any rights it may have against third parties with respect to such damaged Property.  Seller shall notify Buyer within two (2) Business Days following the occurrence of any event that gives rise to a casualty loss pursuant to this Article XIII.

Article XIV
Notices

Section 14.1Notices.  All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by facsimile or electronic mail (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:	If to Seller:
Resolute Natural Resources Southwest, LLC
1700 Lincoln Street, Suite 2800	PetroCap CPX, LLC
Denver, CO 80203	Attention: Lane Britain
Attention: General Counsel	2602 McKinney Avenue, Suite 400
Email: MStefanoudakis@resoluteenergy.com	Dallas, Texas 75204
Fax: 303-623-3628	Email: lbritain@petrocap.com
Telephone: (214) 871-7697

PetroCap CPX, LLC
Attention: David Hopson
2602 McKinney Avenue, Suite 400
Dallas, Texas 75204
Email: dhopson@petrocap.com
Telephone: (214) 871-7697

CP Exploration II, LLC
Attention: Tom Powell
420 Oil Center Drive
Lafayette, Louisiana 70503
Email: tpowell@cpxoil.com
Telephone: (337) 984-4589

With copies (which shall not constitute notice) to:

Thompson & Knight LLP
98 San Jacinto Boulevard, Suite 1900
Austin, Texas 78701
Attn: Arthur Wright
Fax: (512) 469-6180
Email: arthur.wright@tklaw.com

Thompson & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, Texas 75201

Attn: Cole Bredthauer
Fax: (214) 880-3106
Email: cole.bredthauer@tklaw.com

Chaffe McCall, L.L.P.
1100 Poydras Street, Suite 2300
New Orleans, Louisiana 70163-2300
Attn: V.M. Wheeler III, Esq.
Fax: (504) 544-6046
E-Mail: Wheeler@Chaffe.com

or such other post office address within the continental limits of the United States as a Party may designate for itself by giving notice to the other Party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.  All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address as provided above.  Notices given by facsimile or electronic mail, if receipt is confirmed by the transmitting device, shall be effective upon actual receipt of received during recipient’s normal business hours or at the beginning of the next business day after receipt if received after recipient’s normal business hours.

Article XV
Tax Matters

Section 15.1Asset Taxes.

(a)Seller shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Effective Date, and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins at or after the Effective Date. Each Party shall be responsible for its own Income Taxes.

(b)For purposes of this Section 15.1, (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Date occurs and the portion of such Straddle Period beginning on the date on which the Effective Date occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Date occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Date occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Properties gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 11.3, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 15.1(b).  Buyer shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Taxing Authority of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to file such Tax Returns and to make such payments; except Seller shall be responsible for the payment of all ad valorem, real property and personal property taxes for the Straddle Period on Properties operated by Seller, provided that Buyer shall reimburse Seller for any such Taxes that are allocated to Buyer pursuant to Section 15.1(b).

Section 15.2Transfer Fees and Taxes.  All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Properties to Buyer shall be borne by Buyer.  Any and all Transfer Taxes shall be borne by Buyer, provided that Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by Law to collect and remit.  Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within thirty (30) days of Seller's written demand therefor. If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest.  Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 15.3Tax Returns.  The Parties shall use their commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Properties. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

Article XVI
Dispute Resolution

Section 16.1Arbitration.

(a)Except as expressly provided otherwise in this Agreement, all disputes between the Parties arising under this Agreement shall be solely and exclusively resolved by final and binding arbitration.  The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with, and in the following order of priority:  (a) the terms of these arbitration provisions; (b) the Commercial Arbitration Rules of the AAA; (c) the Federal Arbitration Act (Title 9 of the United States Code); and (d) the Texas General Arbitration Act (Tex. Civ. Prac. & Rem. Code § 171.001).  The validity and enforceability of these arbitration provisions shall be determined in accordance with the same order of priority.  In the event of any inconsistency between these arbitration provisions and such rules and Acts these arbitration provisions shall control.  Judgment upon any award rendered hereunder shall be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of any state or federal court in Texas.  Commencement of and demand for arbitration shall be made by written notice (“Arbitration Notice”) by the initiating Party (claimant) to the other Party (respondent) which contains a statement of the nature of the dispute, the amount involved and the relief or remedy sought.

(b)Each Party shall select one impartial arbitrator, who is experienced and knowledgeable in the areas involved in the dispute, within ten (10) working days of their receipt of Notice that arbitration has been demanded and commenced, and each will notify the other Party of the name of its selected arbitrator within that same time period. If Seller or Buyer refuses to name an arbitrator, application will be made to the AAA.  The two arbitrators thus selected will confer within ten (10) business  days of their final selection and agree upon a third arbitrator (collectively, the “Arbitration Panel”).  If the two arbitrators are unable to agree on a third arbitrator within sixty (60) working days of their first contact, the nomination of the third arbitrator will follow the same procedure as the nomination of a Party arbitrator for a Party refusing to make a selection.  AAA Rules regarding the selection, qualification, and challenge of arbitrator shall only apply to the second or third arbitrators if those arbitrators are selected by the AAA.  No member of the Arbitration Panel may be involved in the controversy, be or have been an officer, director, representative, employee or agent of or for either Party.  The third arbitrator shall act as chairman of the Arbitration Panel.

(c)The costs and fees of the arbitrators selected by Seller and Buyer shall be borne by the Party selecting such arbitrator, unless otherwise awarded by the Arbitration Panel.  The costs and fees attributable to the third arbitrator shall be shared equally by Seller and Buyer, unless otherwise awarded by the Arbitration Panel.

(d)The Arbitration Panel may engage engineers, accountants or other consultants that the Arbitration Panel deems necessary to render a decision in the arbitration proceeding.  All fees of any such consultants shall be borne equally by Seller and Buyer, unless otherwise awarded by the Arbitration Panel.

(e)The arbitrators will establish a schedule that will result in a final arbitration award to be rendered in written form not later than 180 days following the appointment of the third arbitrator.  The place of the arbitration shall be Houston, Texas.

(f)Seller and Buyer agree that pre-arbitration hearing discovery is necessary.  Within twenty (20) business days after the appointment of the third arbitrator, the Parties agree to exchange lists of the witnesses and exhibits each then plans to call and use in the arbitration hearing.  Within twenty (20) business days after the exchange of witness and exhibit lists, the Parties may request additional discovery, if any is necessary, from the other Party.  Seller and Buyer agree to respond to any such additional request for documents from the other Party within thirty (30) days after receiving such request, and each agrees to attempt in good faith to schedule the depositions of witnesses requested by the other side by agreement.  If the Parties are unable to agree on any aspect of discovery requested, such discovery issue shall be presented to and resolved by the Arbitration Panel.

(g)Any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement or any other document or agreement contemplated or related to this Agreement (whether contractual, tortious, equitable, statutory or otherwise including, without limitation, the negotiation, execution, existence, amendment, validity, enforceability, performance, non-performance, breach, termination, interpretation or construction thereof),  and all questions as to whether or how specific disputes are to be resolved pursuant to this Article shall be resolved in accordance with the procedures of this Article.  Without limiting the generality of the foregoing, such disputes include disputes over the existence, validity, interpretation or scope of the agreement under which arbitration is sought, and who are proper parties to the arbitration. In any arbitration under this Article, the arbitration panel shall have the power to rule on its own jurisdiction, including any objection to the initial or continuing existence, validity or the effectiveness of the arbitration agreement.  For the purposes of challenges to the jurisdiction of the arbitration panel, the arbitration clause shall be considered as separable from any contract of which it forms a part.

(h)A written decision by two (2) of the arbitrators will be final and binding on Seller and Buyer.  An arbitration award will be in writing and signed by the arbitrators. An arbitration award entered herein can be confirmed by either Seller or Buyer in the United States District Court for the Northern District of Texas or any state district court for the State of Texas, and a judgment may be entered on the arbitration award by the same court.

(i)Punitive damages may not be awarded by the Arbitration Panel.  The Parties specifically agree that the Arbitration Panel shall have the power to award specific performance to the extent expressly permitted under this Agreement if requested by the Buyer and that the Parties shall take all necessary steps to give effect to an award of specific performance in the event specific performance is so awarded.  The Arbitration Panel shall not have the power to award damages to Seller against the Buyer other than a release of the Deposit and as provided in the following sentence.  The Arbitration Panel shall have the power to award recovery to the prevailing Party of all or part of its costs, expenses and attorneys’ fees incurred in conjunction with such arbitration proceeding.   The Parties wish to avoid multiple arbitration cases in which similar evidence is presented. Therefore, either party may move to consolidate any arbitration proceeding under this Article with another arbitration or arbitrations under this Article.

(j)Notwithstanding anything in this Agreement to the contrary, Seller and Buyer, their Affiliates, employees, contractors, attorneys, and auditors shall keep the substance of these final and binding arbitration proceedings confidential to the extent the same is permissible, consistent with the responsibilities of the attorneys under the pertinent codes of professional responsibility or obligations which may reasonably require disclosure to financial institutions, limited partners, investors, consultants for evaluation purposes or as may be ordered by the federal or state government or a court of competent jurisdiction.  Under no circumstances shall any documents memorializing the substance of any aspect of these proceedings be disclosed or released to the newspaper or other media absent the mutual agreement of Parties.  Seller and Buyer will use all reasonable efforts to obtain protective orders before disclosing any terms of these proceedings to any federal or state government or a court of competent jurisdiction.

(k)Notwithstanding anything in this Article XVI to the contrary, each of the Parties hereto agree that it will not bring or support any action (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any proposed or actual debt financing in connection with the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  The provisions of this Section 16.1(k) shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns.

Article XVII
Miscellaneous Matters

Section 17.1Survival of Provisions.  The representations and warranties of Buyer contained in this Agreement, or in any certificate delivered at Closing shall survive the Closing and the delivery of the Conveyance.  The representations and warranties of Seller contained in this Agreement, or in any certificate delivered at Closing shall survive the Closing and delivery of the Conveyance for period of twelve (12) months from the from the Closing (the “Survival Period”), except for the Fundamental Representations, which shall survive the Closing until the expiration of the applicable statute of limitations.  All covenants of Seller or Buyer contained in this Agreement, or in any certificate delivered at the Closing shall survive the Closing and the delivery of the Conveyance, except for (a) any covenant which by its terms terminates as of a specific date, or is only made for a specified period, (b) the covenants set forth in Section 12.2, (and any other covenants of Seller to indemnify Buyer) which, with respect to Sellers’ obligation to indemnify for misrepresentations or breaches of representations and warranties in this Agreement, shall only survive for the Survival Period (other than with respect to the Fundamental Representations).  Notice of any claim for indemnification by Buyer arising during the Survival Period must be given to the other Party within 90 days after such claim arises as a condition precedent to the right to enforce such claim for indemnification.  Buyer may bring a suit to enforce any claim for indemnification under this Agreement, to the extent arising during the Survival Period, for a period of two (2) years after the cause of action arose with respect to any matter for which Buyer shall have given Seller written notice during the Survival Period.  Nothing in this Agreement shall limit the time period during which Buyer may make a claim against Seller for breach of the special warranty of title in the Conveyance.

Section 17.2Further Assurances.  After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

Section 17.3Gas Imbalances, Make-Up Obligations.  Without limitation on any other provision of this Agreement, it is expressly understood and agreed that, upon the occurrence of Closing, but effective as of the Effective Date, Buyer shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to the Properties (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise).  As a result of such succession, Buyer shall (i) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position (including, without limitation, rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Properties and rights to receive cash balancing payments), and (ii) be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position (including, without limitation, the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Properties, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) shall be responsible for any and all royalty obligations with respect to such imbalances (including, without limitation, any of the same arising out of royalties having been paid on an “entitlement” basis rather than a “receipts” basis).

Section 17.4Waiver of Consumer Rights.  Buyer hereby waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a Law that gives consumers special rights and protections, and any similar Law in any other state to the extent such Act or similar Law would otherwise apply.  After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver.  To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

Section 17.5Parties Bear Own Expenses/No Special Damages.  Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, PROVIDED THAT ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY (EXCEPT AN AFFILIATE OF THE INDEMNIFIED PARTY) SHALL BE RECOVERABLE BY A PARTY TO THE EXTENT

THAT SUCH PARTY IS ENTITLED TO INDEMNIFICATION FOR THE MATTER FOR SUCH DAMAGES ARE RECOVERED.

Section 17.6Entire Agreement.  This Agreement, together with the Side Letter Agreement, contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that any Confidentiality Agreement executed by Buyer and Seller, or any representative of Seller, in connection with the transaction contemplated hereby is not superseded or modified by this Agreement.

Section 17.7Amendments, Waivers.  This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.   The Parties may not amend, modify or supersede the terms of this Section 17.7 and Sections 16.1(k), 17.8, 17.14 and 17.22 without the prior written consent of the Debt Financing Sources.

Section 17.8Choice of Law.  Without regard to principles of conflicts of Law, this Agreement shall be construed and enforced in accordance with and governed by the Laws of the state of Texas applicable to contracts made and to be performed entirely within such state and the Laws of the United States of America; provided that,  notwithstanding the foregoing, any such disputes involving the Debt Financing Sources will be governed by and construed in accordance with the applicable Laws of the State of New York.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY PROCEEDING INVOLVING THE DEBT FINANCING SOURCES UNDER THE DEBT FINANCING COMMITMENT).

Section 17.9Time of Essence.  Time is of the essence in this Agreement.

Section 17.10No Assignment.  Neither Party shall have the right to assign this Agreement, including any indemnification rights hereunder, without the prior written consent of the other Party first having been obtained.

Section 17.11Successors and Assigns.  Subject to the limitation on assignment contained in Section 17.10 above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 17.12No Press Releases.  Prior to making any press release or public announcement with respect to this Agreement or the transaction represented herein, the Party desiring to make such press release or public announcement shall consult in good faith with the other Party and seek comments from such other Party with respect to the press release or public announcement (which comments shall be considered in good faith by the proposing Party); provided, however, no Party may specifically identify the other Party in any press release or public announcement without the express, written prior approval of such other Party; provided, further, that nothing contained in this Section 17.12 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein (including the names of the parties to this Agreement) to the extent, and then only to the extent, required by applicable Law or necessary to comply with disclosure requirements of the SEC, New York Stock Exchange, or any other regulated stock exchange.

Section 17.13Counterpart Execution, Fax Execution.  This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument.  It is not necessary that each Party hereto execute the same counterpart so long as identical counterparts are executed by each such Party hereto.  This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 17.14Exclusive Remedy.  Except for the Buyer’s rights with respect to the Special Warranty of title contained in the Conveyance or in the case of Fraud, the sole and exclusive remedy of Buyer with respect to the Properties shall be pursuant to the express provisions of this Agreement.  Without limitation of the foregoing, if the Closing occurs, and except for Buyer’s rights with respect to the Special Warranty of title contained in the Conveyance or in the case of Fraud, the sole and exclusive remedy of Buyer, for any and all (a) claims relating to any representations, warranties, covenants and agreements that is contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement, and (c) other claims relating to the Properties and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law.  If the Closing occurs, and except in the case of Fraud, Buyer shall also be deemed to have waived, to the fullest extent permitted under applicable Law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any Applicable Environmental Law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any Law.  Without limiting the obligations of the Debt Financing Sources under the Debt Financing Commitment, Seller acknowledges and agrees that no Debt Financing Source shall have any liability or obligation to the Seller or any of its subsidiaries in connection with this Agreement and any of the other transaction documents if such Debt Financing Source breaches or fails to perform or otherwise does not perform (whether willfully, intentionally, unintentionally or otherwise) any of its obligations under the Debt Financing Commitment.

Section 17.15Limitation on Seller’s Indemnity Obligations.  In no event shall the Seller be obligated under this Agreement to indemnify Buyer for a Buyer Indemnified Claim under Section 12.2(d) for a misrepresentation or breach of any representation in this Agreement for an aggregate amount in excess of fifteen percent (15%) of the Base Purchase Price; provided, however, that such limitation shall not apply to Buyer Indemnified Claims (A) under Section 12.2(d) for any misrepresentation or breach of any Fundamental Representations or any breach of any covenant or agreement in this Agreement, or (B) under Section 12.2(a), (b), (c) or (e).

Section 17.16Imputed Knowledge and Waiver.  Anything to the contrary notwithstanding, if Buyer or an affiliate of Buyer (a) owns any interest in any Property and Seller or an affiliate of Seller is not the operator of such Property or (b) acts as an operator with respect to any Property (regardless of whether or not it also owns an interest in such Property), Buyer shall be deemed to have knowledge of any Environmental Defect or breach of any representation or warranty by Seller with respect to such Property, and shall not be entitled (and hereby waives any right) (i) to give a notice of an Asserted Environmental Defect with respect to such Property, (ii) to refuse to close because of the existence of any such Asserted Environmental Defect or breach or (iii) to indemnity or any other remedy with respect to any such Asserted Environmental Defect or breach.

Section 17.17Like Kind Exchange.  Seller may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the Treasury Regulations promulgated thereunder, with respect to any or all of the Properties (a “Like-Kind Exchange”) at any time prior to the date of Closing.  In order to effect a Like-Kind Exchange, Buyer shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effecting the Like-Kind Exchange, including, but not limited to, permitting Seller to assign its rights under this Agreement to a qualified intermediary of Seller’s choice in accordance with Treasury Regulation § 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, (i) Buyer shall incur no expense in connection with such Like-Kind Exchange, (ii) Buyer shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, (iii) Buyer’s possession of the Properties will not be delayed by reason of any such Like-Kind Exchange, and (iv) any such Like-Kind Exchange shall not release any Party from, or modify, any of the Parties’ respective liabilities and obligations (including indemnity obligations to each other) under this Agreement.  In the event Seller elects to engage in a Like-Kind Exchange, Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including reasonable attorneys’ fees and costs of litigation, that Buyer may suffer or incur by reason of such cooperation or Like-Kind Exchange.

Section 17.18References, Titles and Construction.

(a)All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e)Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

Section 17.19Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision.

Section 17.20Removal of Name.  As promptly as reasonably possible, but in any case within thirty (30) days after the Closing Date, Buyer shall remove the names of Seller and any variants thereof from the Oil and Gas Properties.

Section 17.21Confidentiality.  Prior to Closing, Buyer and Seller shall hold in strict confidence all aspects of the transactions contemplated by this Agreement and Buyer shall hold all proprietary information and data concerning the Properties and obtained in connection with the transactions contemplated by this Agreement (other than information and data that becomes generally available to the public other than through disclosure by a Party or its partners, officers, managers, investors, employees or representatives), and without the prior written consent of all other parties neither Buyer nor Seller shall disclose any such information to anyone other than to its agents, partners, officers, managers, employees and representatives; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller in order to comply with applicable securities or other applicable laws or to comply with existing loan or other agreements binding upon such Party.  From and after the Closing (or if Closing does not occur, for a period of two (2) years following the date of this Agreement), Buyer shall keep all information and data not relating to the Properties that Buyer may have obtained during its due diligence in strict confidence and shall not disclose such information to any Person except to their attorneys, and to the extent such disclosure is required by applicable law (including legal process, such as subpoenas) or regulations or the applicable rules of any stock exchange.  The obligations set forth in this Section 17.21 shall not apply to any information that (a) is already known to or in the possession of the receiving Party or its representatives as of the date of disclosure, (b) is already in possession of the public or becomes available to the public other than through the act or omission of the receiving Party or its representatives, or (c) is acquired independently from a third party that represents, after reasonable inquiry, that is has the right to disseminate such information at the time it is acquired by the receiving Party or its representatives.  Notwithstanding anything in this Agreement to the contrary, the obligations set forth in this Section 17.21 shall survive for a period of two (2) years from and after Closing.

Section 17.22Agreement for Parties’ Benefit Only; No Recourse to Lenders. This Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder except as expressly provided in Article XII and no person other than the Parties hereto is entitled to rely on any representation, covenant, or agreement contained herein; provided however that the Debt Financing Sources shall be deemed to be third party beneficiaries of and shall be entitled to rely upon Sections 16.1(k), 17.7, 17.8, 17.14 and this Section 17.22, and each Debt Financing Source may enforce such provisions.  None of the Sellers, nor any of their respective Affiliates shall have any rights or claims against any Debt Financing Source whether at law or equity, in contract, in tort or otherwise.

Section 17.23Seller’s Obligations Several and not Joint. Anything to the contrary notwithstanding, the obligations and liability of each Seller Party, arising under and in connection with this Agreement shall be several and not joint.  All representations, warranties, and covenants of a Seller Party or Seller under this Agreement relating to the Properties, are made by each Seller Party, severally with respect only to the interest owned by each, in the Properties, if any.  The representations, warranties, and covenants relating to the organization of Seller Party or Seller, are made individually by each Seller Party only as to its business organization.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

CPX:

CP EXPLORATION II, LLC

By:	/s/ Thomas L. Powell, IV
Name: Thomas L. Powell, IV
Title: Chief Executive Officer

PETROCAP:

PETROCAP CPX, LLC

By:	PetroCap Partners II, L.P.
Its:	Managing Member

By:	PetroCap Partners II GP, LLC
Its:	General Partner

By:	/s/ William L. Britain
Name: William L. Britain
Title: Managing Member

BUYER:

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

By:	/s/ Theodore Gazulis
Name: Theodore Gazulis
Title: Executive Vice President and Chief Financial Officer

SCHEDULE I

FORM OF CONVEYANCE

CP Exploration II, LLC, a Delaware limited liability company (“CPX”), CPX II Operating, LLC, a Delaware limited liability company (“CPX Operating”), and PetroCap CPX, LLC, a Texas limited liability company (“PetroCap”, and together with CPX and CPX Operating, “Grantor”), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (herein called “Grantee”), whose address is 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, the following described properties, rights and interests:

(a)All rights, titles and interests of Grantor in and to the oil, gas and/or mineral leases which are described on Exhibit A hereto and any ratifications or amendments to such leases (the “Leases”);

(b)Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Grantor in and to the oil, gas and other minerals in and under or that may be produced from the lands and depths described on Exhibit A hereto or described in any of the Leases and all right, title and interest that may be earned pursuant to the Farmout Agreement (as defined in the Purchase Agreement) (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover such lands), even though Grantor’s interest therein may be incorrectly described in, or omitted from, such Exhibit A;

(c)All rights, titles and interests of Grantor in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) to the extent that they relate to any of the properties described in subsections (a) and (b) above;

(d)All rights, titles and interests of Grantor in and to the oil, condensate, natural gas, injection, salt water disposal or water wells, whether producing, non-producing, shut-in or temporarily abandoned (but not permanently abandoned), located on the Oil and Gas Properties (as hereinafter defined), including, without limitation, those listed on Exhibit B hereto (the “Wells”);

(e)All rights, titles and interests of Grantor in and to all presently existing and valid contracts and agreements to which Seller is a party or is bound relating to any of the Properties, including, without limitation: joint operating agreements; communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements (specifically including the Farmout Agreement); bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, including those contracts and agreements described on Exhibit A-3, but exclusive of any master service agreements, Leases, easements, rights-of-way, permits or other instruments creating or evidencing an interest in the Properties or any real or immovable property related to or used in connection with the operations of any Properties and contracts relating to the Excluded Properties;

(f)All rights, titles and interests of Grantor in and to all materials, supplies, machinery, equipment, improvements (including, without limitation, frac ponds) and other personal property and fixtures (including, but not by way of limitation, all pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the Oil and Gas Properties and used in connection with the exploration, development, operation or maintenance thereof;

(g)All rights, titles and interests of Grantor in and to the fee surface ownership of the properties described on Exhibit A-2 hereto (collectively, the “Fee Properties”);

(h)All rights, titles and interests of Grantor in and to all easements, servitudes, rights of way and surface leases (collectively, the “Easements”) and all credits, permits, licenses, approvals, waivers, or similar qualification or authorization issued or given by any Governmental Authority that are fully assignable to Grantee without payment of fees or other penalties (unless Grantee agrees in writing to pay such fees and/or penalties), but exclusive of any such qualifications or authorizations relating to the Excluded Properties (collectively, the “Permits”), in each case, that are appurtenant to or used in connection with the properties described in subsections (a), (b), (c), (d), (f) and (g) above, including those Easements and Permits described on Exhibit A-1 hereto; and

(i)All rights, titles and interests of Grantor in and to all files, records, and data relating to the items described in paragraphs (a) through (h), above, including, without limitation, the following, if and to the extent that such files exist:  all books, records, reports, manuals, files, title documents (including correspondence and curative), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, and field studies, together with other files, contracts, and other records and data and maps including any interpretations, analyses and reports related thereto (collectively, the “Records”), but excluding from the foregoing (and the term “Records” shall be deemed to exclude) (i) records that are subject to legal privilege (such as the attorney-client privilege or work product doctrine) (the “Privileged Information”) (ii) records that are subject to Third Party contractual restrictions on disclosure or transfer for which consent or waiver has not been obtained, or to the extent such disclosure or transfer is subjected to payment of a fee or other consideration, for which Grantee has not agreed in writing to pay the fee or other consideration, as applicable (“Confidential Information”), and (iii) the Seller Party Documents (as defined in the Purchase Agreement).

The properties, rights and interests specified in the foregoing subsections (a), (b), (c) and (d), except for the Excluded Properties as defined below, are herein sometimes collectively called the “Oil and Gas Properties,” and individually an “Oil and Gas Property,” and the properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), (e), (f), (g), (h) and (i) except for the Excluded Properties, are herein sometimes collectively called the “Properties” and individually a “Property.”

The Properties do not include, and there is hereby expressly excepted and reserved therefrom and reserved to Grantor the following:

i.Except to the extent related to any Assumed Obligations under the purchase Agreement, all rights and choses in action in favor of Grantor, arising, occurring or existing prior to the Effective Date in connection with the Properties or the operation of or production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature (i) in favor of Grantor and (ii) relating and accruing to any time period prior to the Effective Date, provided that rights to insurance claims and proceeds are handled under paragraph (iv) below);

ii.Any accounts payable accruing before the Effective Date;

iii.All limited liability company, financial, tax and legal (other than title) records of Grantor;

iv.Subject to Section 13.1 of the Purchase Agreement (as defined below), all rights and interests of Grantor (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

v.All Hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, as described in Section 11.1 of the Purchase Agreement, and all proceeds attributable thereto;

vi.Copies (but not the originals) of all Records;

vii. Except to the extent constituting suspended royalties, all deposits, cash, checks, funds and accounts receivable or received attributable to Grantor’s interests in the Properties with respect to any period of time prior to the Effective Date;

viii. All computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Grantor;

ix.Any logo, service mark, copyright, trade name or trademark of or associated with Grantor or any Affiliate of Grantor or any business of Grantor or of any Affiliate of Grantor;

x. Any documents withheld or not transferred pursuant to Section 10.1 of the Purchase Agreement as the result of a legal privilege or third-party agreement restriction and any communications, documents or memoranda in any way related to the marketing of, or the sales process for, the Properties;

xi.All claims of Grantor or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Date, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Properties;

xii.Any seismic records and surveys, gravity maps, electric logs, geological or other geophysical data and records that cannot be transferred without the consent of or payment to any third party unless such consent is obtained or, in the case of a consent requiring payment, Grantee elects to make such payment or obtain such consent; and

xiii.All right, title and interest of Grantor in and to the assets described on Exhibit C.

The excluded properties, rights and interests specified in the foregoing subsections (i) through (xiii), inclusive, are collectively referred to as the “Excluded Properties.”  Grantee shall not be responsible for, and Grantor expressly retains, all liabilities related to the Excluded Properties, whether such liabilities arise before or after the Effective Date.  It is understood that certain of the Excluded Properties may not be embraced by the term Properties.  The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties.

TO HAVE AND TO HOLD the Properties unto Grantee, its successors and assigns, forever.

GRANTOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO THE PROPERTIES UNTO GRANTEE AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING, OR TO CLAIM THE SAME, OR ANY PART THEREOF, BY, THROUGH OR UNDER GRANTOR, BUT NOT OTHERWISE, SUBJECT TO THE PERMITTED ENCUMBRANCES (AS SUCH TERM IS DEFINED IN THE PURCHASE AGREEMENT). EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH ABOVE AND EXCEPT FOR GRANTOR’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, THIS CONVEYANCE IS MADE WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND GRANTOR EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH ABOVE AND EXCEPT FOR GRANTOR’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, THE PROPERTIES ARE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO

THE PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE.  WITHOUT LIMITATION OF THE FOREGOING, WITH THE EXCEPTION OF ANY INTEREST EARNED PURSUANT TO THE FARMOUT AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE DOCTRINE OF AFTER ACQUIRED TITLE SHALL NOT APPLY TO THIS CONVEYANCE AND THAT THE GRANTOR SHALL NOT BE ESTOPPED FROM ASSERTING ANY AFTER ACQUIRED RIGHT, TITLE OR INTEREST.

GRANTEE HAS INSPECTED, OR WAIVED ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS. EXCEPT FOR GRANTOR’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT GRANTEE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND GRANTEE ACCEPTS ALL OF THE SAME, INCLUDING, WITHOUT LIMITATION, THE EQUIPMENT COMPRISING PART OF THE PROPERTIES, IN THEIR “AS IS”,” WHERE IS” CONDITION.

GRANTEE ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION MADE AVAILABLE TO GRANTEE AT ANY TIME IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WERE MADE AVAILABLE TO GRANTEE AS AN ACCOMMODATION, AND, EXCEPT FOR GRANTOR’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION. EXCEPT FOR GRANTOR’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, GRANTEE EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT GRANTEE’S RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST GRANTOR AND  GRANTEE HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO GRANTEE.

Notwithstanding anything herein to the contrary, Grantee shall not be entitled to assert any claim under the special warranty of title contained herein for any Asserted Defect (as defined in the Purchase Agreement).

This Conveyance is made subject to that certain Purchase and Sale Agreement among CPX, PetroCap and Grantee dated March 3, 2017 (the “Purchase Agreement”) and in the event of a conflict between the terms hereof and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern; provided, however, that third parties may rely only on this Conveyance to vest title to the Properties in Grantee. All terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement. The Purchase Agreement contains certain representations, warranties and agreements between the parties, some of which may survive the delivery of this Conveyance, as provided for therein.

Grantor agrees to execute and deliver to Grantee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the Properties.

This Conveyance is being executed in several counterparts all of which are identical except that, to facilitate recordation, certain counterparts hereof may contain only that portion of the Exhibits which contain specific descriptions of properties located in the recording jurisdiction in which the particular counterpart is to be recorded, with other portions of the Exhibits being included in such counterparts by reference only.  All of such counterparts together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF this Conveyance has been executed by Grantor and Grantee on the date of its acknowledgment but shall be effective as of May 1, 2017 (the “Effective Date”).

GRANTOR:

CP EXPLORATION II, LLC

By:
Name:
Title:

CPX II OPERATION, LLC

By:
Name:
Title:

PETROCAP CPX, LLC

By:
Name:
Title:

GRANTEE:

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

By:
Name:
Title:

[Insert proper acknowledgments.]

SCHEDULE II

FORM OF FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code (the “Code”) provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by PetroCap CPX, LLC, a Texas limited liability company (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

2.Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Code; and

3.Seller’s U.S. employer taxpayer identification number is [__________]; and

4.Seller’s office address is [___________________].

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under the penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated: [ ]	PetroCap CPX, LLC ,
a Texas limited liability company

By:
Name:
Title: